                                                                     EXHIBIT 2.1
                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is executed and delivered as of the _____ day of July, 1998, but dated as of July 1, 1998 (which is the Effective Date referred to in Section 1.4 hereof), by and among THE PROFIT RECOVERY GROUP INTERNATIONAL I, INC., a Georgia corporation ("Purchaser"), THE PROFIT RECOVERY GROUP INTERNATIONAL, INC., a Georgia corporation ("PRGX"), LODER, DREW & ASSOCIATES, INC., a California corporation ("Seller"), RONALD K. LODER ("Loder") and H. RICHARD BYRNE ("Byrne"), each a California resident and being the sole stockholders of Seller (collectively, "Stockholders" and individually, a "Stockholder").


                              W I T N E S S E T H:


         WHEREAS, Purchaser is in the business of auditing accounts payable, expenses, capital expenditures, and various other payment arrangements or obligations between its clients ("Clients") and their suppliers, vendors, landlords and taxing authorities (the "Client Payees") for the purpose of identifying and documenting overbilling by and refund, credit or chargeback claims for overpayments to, the Client Payees (the "Audit Activities") and rendering management advisory services associated with the Audit Activities (collectively, the "Business of Purchaser");

         WHEREAS, Seller is in the business (the "Business") of providing Audit Activities in a manner which is complementary to and competitive with the Business of Purchaser;

         WHEREAS, the parties hereto desire that the Seller sell to Purchaser and that the Purchaser purchase substantially all of the assets of Seller used or held for use in the Business pursuant to the terms of this Agreement;

         WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the transactions contemplated herein and certain additional agreements related thereto;

         NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:


                                    ARTICLE 1
                      PURCHASE AND SALE OF PURCHASED ASSETS

         1.1 ASSETS TO BE ACQUIRED. Subject to and upon the terms and conditions set forth herein, Purchaser agrees to purchase from Seller, and Seller agrees to sell to Purchaser, effective as of the Effective Date (as hereinafter defined), except as provided in Section 1.2 hereof, all right, title and interest of Seller in and to all of the tangible and intangible assets of Seller used or held for use by Seller in the conduct of the Business as of the Closing Date (as hereinafter defined) free and clear of all claims, liens, encumbrances, security interests and similar interests of any kind or nature whatsoever (except for any such interests arising solely by virtue of the Assumed Liabilities), including, without limitation, the following (collectively, the "Purchased Assets"):

                  (a) all of Seller's machinery, appliances, equipment, including computer hardware and software to the extent assignable, tools, supplies, leasehold improvements, construction in progress, furniture and fixtures, used or held for use by Seller in connection with the Business as of the Closing, including, without limitation, those items listed on Schedule 1.1(a) attached hereto (the "Fixed Assets");

                  (b) all of Seller's interest in and rights and benefits owing to Seller under all customer contracts, employment agreements and Contracts (as defined in Section 4.16 hereof) excluding (i) contracts required to be listed on Schedule 4.16 which are not so listed and (ii) the Contracts appearing at items 1, 2, 4 and 5 of Schedule 4.16 (collectively, the "Assigned Contracts");

                  (c) all billed and unbilled accounts receivable, notes receivable, employee advances, rights to receive payment from customers for claims filed by or on behalf of customers of Seller outstanding as of the Closing (collectively, "Accounts Receivable") and all work in progress and other claims not yet billed by Seller as of the Closing (collectively, the "Work in Progress");

                  (d) all of Seller's interest in and rights and benefits accruing to Seller as lessor under the sublease identified in Schedule 4.18 and as lessee under (i) the leases and/or subleases listed on Schedule 4.18 attached hereto, (ii) the lease agreements for equipment used in the operation of the Business, if any, listed on Schedule 4.18 attached hereto and (iii) leases involving an aggregate annual expenditure by Seller of less than $12,000 or having a term which extends for not more than one year from the date hereof (collectively, the "Assigned Leases");

                  (e) all intellectual property of Seller including, without limitation, all rights to the name "Loder, Drew & Associates," goodwill and other intangible assets;

                  (f) all of Seller's licenses, consents, permits, variances, certifications and approvals of governmental agencies used or held for use in connection with the Business, to the extent assignable;

                  (g) all claims, security and other deposits, refunds, prepaid expenses, causes of action, choses in action, rights of recovery, warranty rights, rights of set off in respect of the Business and the Purchased Assets, including, without limitation, those cash deposits listed on Schedule 1.1(g) attached hereto, together with the excess, if any, as of the Closing Date of aggregate participant contributions for the current plan year under the cafeteria plan referred to in Schedule 4.21 over the aggregate claims paid to participants under such plan (the "Excess Cafeteria Plan Balance") (collectively, the "Deposits");


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                  (h)      all of Seller's customer and supplier lists, all
client files, all files related to employees and auditors, all computer data bases and other records other than Seller's corporate minute books and stock records;

                  (i) all of Seller's right, title and interest in and to its telephone numbers and the directory advertising for such telephone numbers to the extent assignable;

                  (j) Cash at Closing in the total aggregate amount (the "Cash Assets") equal to the sum of (i) $500,000 plus (ii) the difference between
(A) the net increase in cash after payment of normal operating expenses (but without any decrease in cash for Seller's Transaction Expenses, as hereinafter defined, which shall be borne other than at the expense of Purchaser) provided by the Business for the period from and after the Effective Date through the Closing Date, less (B) the amount of federal and state income taxes (which shall not include any taxes payable by the Stockholders or the Seller on the acquisition by Purchaser from Seller of the Purchased Assets) payable by the Stockholders and state franchise taxes payable by the Seller (based on an agreed all inclusive effective tax rate of 49.62%) on the taxable income from the Business for the period from and after the Effective Date through the Closing Date plus (iii) an amount of cash equal to the accounts payable and accrued expenses identified as reimbursable to Purchaser on Schedule 2.2 hereto plus
(iv) the amount of cash paid by the Seller from and after the Effective Date in satisfaction of outstanding commission amounts payable that relate to receivables collected by the Seller prior to the Effective Date; and

                  (k) all of Seller's right, title and interest in and to all other tangible personal property relating to the Business.

         1.2 EXCLUDED ASSETS. Notwithstanding anything to the contrary contained in Section 1.1 hereof, Purchaser shall not acquire and Seller shall not transfer to Purchaser (a) Seller's corporate minute and stock books, (b) any assets held under any pension, profit sharing or other Employee Benefit Plan (as defined herein), except the Excess Cafeteria Plan Balance, (c) any notes receivable from either of the Stockholders or John Drew or Staub Martinez, (d) the "Delta Travel Account" described in the Monthly Statements (as hereafter defined), (e) any tax refunds receivable and (f) any cash on hand, cash in bank or other financial institution accounts and cash equivalents in excess of the Deposits and Cash Assets.

         1.3 CONVEYANCE OF ASSETS. The conveyance, transfer and delivery of the Purchased Assets shall be made by Seller and accepted by Purchaser as of the Closing Date as follows:

                  (a) Seller shall execute and deliver to Purchaser a bill of sale in the form of Exhibit 1.3(a) attached hereto and made a part hereof (the "Bill of Sale");

                  (b) Seller and Purchaser shall execute and deliver an Assignment and Assumption Agreement in the form of Exhibit 1.3(b) attached hereto and made a part hereof (the "Assignment and Assumption Agreement") with respect to the Assumed Liabilities (as hereinafter defined);


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                  (c)      Seller shall execute and deliver such additional
instruments of sale, transfer, conveyance and assignment as of the Closing Date as counsel to Seller and counsel to Purchaser shall mutually deem necessary or appropriate.

         1.4 CLOSING. The closing of the transactions contemplated herein (the "Closing") shall take place at the offices of Purchaser's counsel or by the exchange of documents and instruments by mail, courier, telecopy and wire transfer to the extent mutually acceptable to the parties hereto as soon as practicable following compliance with the terms, conditions and contingencies contained herein on a date and at a time selected by Purchaser upon notice to Seller or such other date as is mutually agreed upon by the parties hereto (such date to be herein referred to as the "Closing Date"). For accounting purposes, the Closing shall be effective immediately after the close of business on June 30, 1998 (the "Effective Date").


                                    ARTICLE 2
                    PURCHASE PRICE; ASSUMPTION OF LIABILITIES

         2.1      PURCHASE PRICE.

                  2.1.1 Purchase Price Payment. Subject to the terms and conditions of this Agreement, the Purchase Price to be paid to Seller for the Purchased Assets (the "Purchase Price") will be cash and shares of common stock of PRGX, payable as follows:

                  (a) At the Closing, Purchaser shall (i) pay to Seller in cash the sum of $70,000,000 plus the product of $13,904 multiplied by the number of days elapsed from and after June 30, 1998 through and including the Closing Date ("Closing Cash Consideration"), and (ii) deliver to Seller, subject to execution and delivery by Seller at the Closing of the Lock-up Agreements pursuant to Section 3.8 hereof, 803,535 shares (the "PRGX Shares") of PRGX Common Stock, no par value.

                  (b) The amount, if any, payable by Purchaser in accordance with the Earn Out Agreement (the "Earn Out Agreement") to be entered into by Purchaser, Seller and the Stockholders at Closing in the form attached hereto at Exhibit 2.1(b).

                  2.1.2. Purchase Price Adjustment. The Cash Assets shall be delivered by Seller to Purchaser at Closing by wire transfer to an account designated by Purchaser. The amount of the Cash Assets set forth in clause (ii) through (iv) of Section 1.1(j) hereof shall be determined at Closing based upon an estimated cash flow statement (the "Cash Flow Statement") prepared by Seller for the period including July 1, 1998 to and including the Closing Date. Seller shall deliver the Cash Flow Statement to Purchaser the day immediately prior to the Closing Date. Purchaser shall engage KPMG Peat Marwick LLP (the "Accountants") to perform procedures as the Purchaser deems necessary related to the Cash Flow Statement after the Closing. If the amount of the Cash Assets is required to be adjusted based upon any differences identified during such procedures applied to the Cash Flow Statement by the Accountants, any payment resulting therefrom shall be made either by Seller (or, if any of the


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Closing Cash Consideration has been distributed by Seller to the Stockholders, the Stockholders) or Purchaser to the other, as the case may be, within fifteen days after completion of the review by the Accountants, together with interest on such payment amount from the Closing Date to the date of such payment at the Borrowing Rate (as defined in the Earn Out Agreement).

         2.2 ASSUMPTION OF LIABILITIES. Purchaser agrees to assume, from and after the Closing Date, only the following (the "Assumed Liabilities"): (i) all obligations and liabilities of Seller arising from and after the Effective Date under the Assigned Contracts, the Contract identified at item 2 of Schedule
4.16 hereof and Assigned Leases, except (A) with respect to employment agreements Purchaser does not assume any liabilities arising after the Closing Date and (B) Purchaser does not assume any liabilities identified on Schedule 6.1; (ii) Seller's normal trade payables incurred in the ordinary course of business and outstanding as of the Effective Date or incurred thereafter and the accounts payable (to the extent outstanding at the Effective Date or incurred thereafter) and accrued expenses (to the extent outstanding at the Effective
Date) designated on Schedule 2.2 hereto; provided, however, that (A) Purchaser shall not assume any of the Seller Transaction Expenses, as defined and provided in Section 3.14 hereof, and (B) Purchaser shall not assume any accounts payable or accrued expenses (other than for normal expense account reimbursements and salary) due to the Stockholders or for commission amounts on accounts receivable collected prior to the Effective Date; and (iii) commission amounts which will be owed by the Business to its employees (other than the Stockholders) upon collection of accounts receivable and work in progress outstanding at the Effective Date. Except for the Assumed Liabilities, Purchaser shall not assume any debts or liabilities of Seller of any kind or nature whatsoever. Except as set forth in Section 3.2(b) hereof, Purchaser shall not be required to become a party to any Employee Benefit Plan as a result of any of the transactions contemplated by this Agreement.

                                    ARTICLE 3
                              ADDITIONAL COVENANTS

         3.1      DUE DILIGENCE REVIEW.

                  (a) Upon the execution and delivery hereof, Seller shall concurrently deliver to Purchaser all Schedules required to be attached hereto and make available to Purchaser true, correct and complete copies of all documents, together with all amendments thereto through the date of execution hereof, contemplated by this Agreement and required by the terms hereof to be listed on the Exhibits or Schedules attached hereto not previously delivered to Purchaser, including without limitation any Leases (as defined in Section 4.18 below), Contracts (as defined in Section 4.16 below), insurance policies, the Historical Statements (as defined in Section 3.1 below) and Seller's tax returns. Between the date of this Agreement and the Closing Date, Seller, its employees, agents and representatives shall provide to Purchaser and its employees, agents, counsel, accountants, financial consultants and other representatives reasonable access during normal business hours to the offices, properties, records, files and other documents and information regarding Seller's assets and Business, and shall fully cooperate with the Purchaser in order to verify the accuracy of the information delivered by Seller.


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                  (b)      Seller and the Stockholders shall prepare and provide
to Purchaser financial statements of the Business as of December 31, 1997 and December 31, 1996 and for each of the three years ended December 31, 1997 (collectively the "Audited Statements"), containing Seller's independent auditor's unqualified audit report (the "Report") thereon, and financial statements as of and for the interim periods ended March 31, 1997 and 1998 (collectively with the Audited Statements, the "Historical Statements"), and such other financial information, including copies of books and records and other materials, (i) sufficient to enable the Accountants to prepare such pro forma financial statements as shall be necessary to enable Purchaser to timely comply with its reporting responsibilities under the Securities Exchange Act of 1934, as amended, and (ii) in form and substance satisfying the requirements for filing the Historical Statements and Report with the Securities and Exchange Commission.

                  (c) As soon as practical, Seller will prepare and provide Purchaser separate internal monthly balance sheets and income statements of the Business (collectively referred to as the "Monthly Statements") from June 1, 1998 through the last day of the month immediately preceding the date hereof. After the date hereof and until Closing, Seller shall continue to promptly prepare and provide to Purchaser Monthly Statements through the last day of the month immediately preceding the Closing.

                  (d) Except as may be either required by law or for the enforcement by any party hereto of this Agreement, and except as otherwise provided herein, each of Seller, the Stockholders, PRGX and Purchaser shall, and shall cause their employees, agents, counsel, accountants, financial consultants and other representatives to, (i) hold in strict confidence any and all information obtained from the other parties hereto or their representatives or the terms or conditions of the transactions contemplated herein or the fact that such transactions are being contemplated and (ii) not disclose or use any such information (unless such information is or becomes ascertainable from public sources or public disclosure of such information is, in the good faith judgment of the disclosing party (the "Disclosing Party"), required by law); provided, however, that nothing contained herein shall limit the right of any such persons to disclose any such information to their employees, agents, representatives, counsel, accountants or financial advisors for the purpose of facilitating the consummation of the transactions contemplated hereby so long as such other persons are advised of the confidential nature of such information. In the event a Disclosing Party is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any such information, Disclosing Party agrees (i) to provide the other party(ies) (the "Nondisclosing Party") with prompt notice of such request(s) and the information or documents requested thereby so as to enable the Nondisclosing Party to timely consider seeking to obtain an appropriate protective order and (ii) to consult with the Nondisclosing Party on the advisability of taking legally available steps to resist or narrow such request. The Non-Disclosing Party further agrees that if, in the absence of a protective order or the receipt of a waiver hereunder, the Disclosing Party is nonetheless, in the opinion of the Disclosing Party's counsel, compelled to disclose such information to any court or governmental administrative authority or else stand liable for contempt or suffer other material censure or penalty, such information may be disclosed to such court or governmental authority without liability hereunder; provided, however, that the Disclosing Party shall give to the Nondisclosing Party


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
written notice of the information to be so disclosed as soon as reasonably practical, and shall cooperate with the Nondisclosing Party to obtain a protective order or other reliable assurance that confidential treatment will be accorded to such portion of the information required to be disclosed as the Nondisclosing Party reasonably designates. All actions taken at the request of the Nondisclosing Party shall be taken at the Nondisclosing Party's expense. The terms of this subsection shall not survive the Closing.

         3.2      EMPLOYMENT MATTERS.

                  (a) Concurrently with the Closing, Purchaser, on the one hand, and Loder and Byrne, on the other hand, shall enter into separate employment agreements and compensation agreements in substantially the form of
Exhibit 3.2A (for Loder) and 3.2B (for Byrne) attached hereto and made a part hereof (the "Employment Agreement").

                  (b) Except with respect to the Stockholders, on or before the Closing Date, but effective as of the Closing Date, Purchaser agrees to offer to employ each full-time or regular part-time active employee of Seller, and each employee on a leave of absence who notifies Purchaser in writing prior to the Closing Date that they will be ready, willing and able to return to active employment on or before the Closing Date (the "Transferred Employees") at a wage rate that is substantially similar to the wage rate of the respective Transferred Employees' employment with Seller; provided, however, that as a condition of their employment with Purchaser, all Transferred Employees must sign such customary documents and forms (including, without limitation, a Form I-9) as Purchaser may reasonably require. Seller and the Stockholders shall assist and cooperate with Purchaser in connection with such employment objectives. Except as set forth on Schedule 3.2.B hereof, all Transferred Employees have previously entered into forms of written employment agreements with Seller as set forth on Schedule 3.2B hereof. Purchaser, Seller and the Stockholders agree to jointly exercise their commercially reasonable efforts to cause the Transferred Employees to sign the employee agreement (the "Employee Agreement") customarily used by Purchaser. Purchaser agrees to continue in effect with respect to such Transferred Employees the group health insurance plan (which shall include Seller's dental and vision plan, and either, at Purchaser's discretion, Seller's cafeteria plan or a substitute cafeteria plan formed by Purchaser) maintained by Seller as of the date hereof for the balance of the plan year with respect to such plan, and agrees to make available to the employees of Seller who are then employees of Purchaser the opportunity to enroll in Purchaser's (or its affiliates) 401(k) plan beginning at or about September 1, 1998 and Purchaser's (or its affiliates) employee stock purchase plan beginning at or about January 1, 1999.

                  (c) Purchaser shall have no liability for any of Seller's employees who are offered a position with Purchaser but reject that employment offer (the "Non-Transferred Employees"), and Seller shall retain liability for all such Non-Transferred Employees.

         3.3 CONSENTS. Promptly after execution of this Agreement, Seller and the Stockholders will apply for or otherwise seek, and use their commercially reasonable efforts (which, except as provided in this Section, shall not require the payment of money) to obtain,


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
all consents and approvals required with respect to Seller and/or the Stockholders for consummation of the transactions contemplated hereby, including without limitation, those consents listed in Schedule 4.4 hereof (including estoppels and consents from the lessors under the Assigned Leases and consents in respect of the Assigned Contracts to the assignment thereof to Purchaser). Any charges expressly provided in the Assigned Contracts or Assigned Leases by virtue of the terms of the Assigned Contracts or Assigned Leases for such estoppels and consents shall be borne by Seller, and Seller and the Stockholders shall, jointly and severally, indemnify the Purchaser against any loss or liability incurred by the Purchaser resulting from Seller and the Stockholders' failure to pay such charges, in accordance with Article 6 hereof.

         3.4 NONCOMPETITION AND NONSOLICITATION AGREEMENTS. Concurrently with the Closing, in consideration of the acquisition of Purchased Assets as contemplated herein, Seller and each of the Stockholders shall enter into a noncompetition and nonsolicitation agreement with Purchaser, in the forms of
Exhibit 3.4A (for Seller) and Exhibit 3.4B (for the Stockholders), attached hereto and made a part hereof (collectively, the "Noncompetition and Nonsolicitation Agreements").

         3.5 REGULATORY AUTHORIZATION. On July 6, 1998, Seller and Purchaser filed with the United States Federal Trade Commission ("FTC") and the United States Department of Justice (the "DOJ") the notification and report form required for the transactions contemplated hereby pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Seller and Purchaser agree to file as promptly as practicable any supplemental information requested. Any such notification and report form and supplemental information will be in substantial compliance with the requirements of the HSR Act. Each of Purchaser and Seller shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. Purchaser and Seller shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, the FTC and the DOJ and shall promptly comply with any such inquiry or request. Each party will use best efforts to obtain as promptly as possible any clearance required under the HSR Act for the purchase and sale of the Purchased Assets; provided, however, that such efforts shall not include any requirement that the parties hereto (a) request accelerated treatment (unless Purchaser desires accelerated treatment), (b) expend money (other than in connection with the fees and expenses required to file under the HSR Act), (c) commence any litigation, (d) defend or prosecute any governmental proceeding, or
(e) grant any accommodation (financial or otherwise) to any third party, but shall include a requirement that the parties respond in good faith to any request for information or inquiries by the FTC or the DOJ for information until the earlier of (i) the expiration or termination of the waiting period under the HSR Act or (ii) the delivery by the FTC or the DOJ of a "second request" for information with respect to transactions contemplated hereby. The filing fees required in connection with the filings with the FTC and DOJ described in this
Section 3.5 shall be borne by Purchaser.

         3.6 CONDUCT OF BUSINESS BY SELLER PENDING PURCHASE. Seller and each of the Stockholders covenant and agree that, unless Purchaser shall otherwise consent in writing, between the Effective Date hereof and the Closing, the Business of Seller shall be conducted


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
only in, and Seller shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and Seller will use its commercially reasonable efforts to preserve substantially intact the Business of Seller, to keep available the services of the present officers, employees, auditors and consultants of Seller, and to preserve the present relationships of Seller with customers, clients and other persons having business relationships with Seller. By way of amplification and not limitation, except as expressly provided for in this Agreement, Seller and each of the Stockholders covenant that, between the date hereof and the Closing, Seller and the Stockholders shall not, directly or indirectly, do any of the following without the prior written consent of Purchaser:

                  (a) (i) issue, sell, gift, pledge, transfer, dispose of, encumber, authorize any shares of capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock of, or any other ownership interest in, Seller (other than the issuance of shares of capital stock in accordance with the requirements of any options issued and outstanding prior to the date of this Agreement); (ii) amend the Articles of Incorporation or By-Laws of Seller; (iii) split, combine or reclassify any outstanding share of Seller's capital stock, or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to Seller's capital stock, except for (x) normal salary and bonuses earned in the ordinary course of business (except that the Stockholders shall be compensated by Seller only at the salary rate set forth in their respective Employment Agreements beginning as of the Effective Date), (y) quarterly distributions by Seller to enable the Stockholders to pay federal and state income taxes generated by Seller's operations since December 31, 1997 to the Effective Date (based on an agreed effective tax rate of 49.12%), and (z) any amounts necessary to reduce the cash of the Company to the amount described in Section 1.1(j) hereof, in each consistent with Seller's past practices and as disclosed to Purchaser in writing in advance of payment; (iv) redeem, purchase or otherwise acquire any shares of Seller's capital stock; or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 3.6(a);

                  (b) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership or other business organization or division thereof; (ii) except in the ordinary course of business and in a manner consistent with past practices, sell, pledge, dispose of, or encumber any assets of Seller; (iii) enter into any material contract or agreement, except for client contracts in the ordinary course of business; (iv) authorize any single capital expenditure in excess of $5,000 or capital expenditures in the aggregate in excess of $50,000; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 3.6(b);

                  (c) take any action other than in the ordinary course of business and in a manner consistent with past practice (none of which actions shall be unreasonable or unusual) with respect to materially increasing the compensation or other remuneration of any officer, director, stockholder or employee of Seller, pay any bonuses to any of its employees (except for bonuses earned in the ordinary course of business and disclosed to Purchaser in writing in advance of payment), or with respect to the grant of any severance or termination pay (otherwise than pursuant to policies of Seller in effect on the date hereof and fully disclosed to Purchaser


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
in writing prior to the date hereof) or with respect to any increase of benefits payable under its severance or termination pay policies in effect on the date hereof;

                  (d) (i) make any payments except in the ordinary course of business and in amounts and in a manner consistent with past practice (none of which payments shall be unreasonable or unusual), under any Employee Benefit Plan or otherwise to any employee of, or independent contractor or consultant to, Seller; or (ii) except for actions taken in the ordinary course of business and in a manner consistent with past practice (none of which actions shall be unreasonable or unusual) enter into any Employee Benefit Plan, any employment or consulting agreement, grant or establish any new awards under any such existing Employee Benefit Plan or agreement, or adopt or otherwise amend any of the foregoing;

                  (e) take any action except in the ordinary course of business and in a manner consistent with past practice with respect to, or make any change in, its methods of management, distribution, marketing, accounting or operating (including practices relating to payment of trade accounts or to other payments) or relating to writing down or failing to write down (in accordance with its past practices consistently applied) or writing up the value of any assets of Seller;

                  (f) take any action or enter into any agreement or make any change in the billing or collection of its accounts receivable and unbilled claims (other than in the ordinary course of business and consistent with past practices), including without limitation, discounting or writing off any of Seller's accounts receivable or work in progress for early payment, or granting any other deduction or discount thereon or accelerating the collection thereof;

                  (g) take any action or make any change in the manner in which Seller incurs or pays accounts payable (other than in the ordinary course of business and consistent with past practices), including without limitation, accelerating the accrual of accounts payable or delaying payments of accounts payable accrued;

                  (h) except in the ordinary course of business or as specifically permitted herein, take any action to incur, assume, increase or guarantee prior to Closing any indebtedness for borrowed money from banks or other financial institutions or cancel, without payment in full, any notes, loans or other receivables except in the ordinary course of business;

                  (i) loan or advance monies to any person under any circumstance whatsoever except travel advances or other reasonable expense advances to employees of Seller made in the ordinary course of business and consistent with past practice;

                  (j) change any existing bank accounts or lock box arrangements of Seller, except for deposits, withdrawals, or changes of signatories in the ordinary course of business;

                  (k) waive any material rights of Seller or settle any material claim involving Seller; or

                  (l) do any act or omit to do any act which would cause a breach of, or inability to perform, any contract, commitment or obligation of Seller or any of the Stockholders, which breach has a Material Adverse Effect (as defined in Section 4.6 hereof) on Seller or the ability of Seller or any of the Stockholders to perform his, her or its obligations under this Agreement or any Transaction Document.

         Notwithstanding the other provisions of this Section 3.6, Seller and the Stockholders shall not be in breach of this Section to the extent any action taken by Seller or the Stockholders would be permitted by the Earn Out Agreement.

         3.7 ALLOCATION OF PURCHASE PRICE AMONG PURCHASED ASSETS. The Purchase Price shall be allocated for tax purposes among each item or class of Purchased Assets and the Noncompetition and Nonsolicitation Agreements as mutually agreed to by Purchaser and Seller and set forth on Schedule 3.7 attached hereto. Seller and Purchaser agree that they will prepare and file any notice or other filing required pursuant to Section 1060 of the Code, and that any such notices or filings will be prepared based upon such tax allocation of the Purchase Price. Purchaser agrees to send to Seller a completed copy of its Form 8594 ("Asset Acquisition Statement under Section 1060") with respect to this transaction prior to filing such form with the Internal Revenue Service.

         3.8 PRGX SHARES. The PRGX Shares will be unregistered, restricted securities, issued pursuant to customary investment representations contained herein and may not be resold except in accordance with applicable federal and state securities laws. The PRGX Shares will be subject to resale restrictions during the period from the Closing Date until the first anniversary of the Closing Date in accordance with Rule 145 or other applicable rules promulgated by the Securities and Exchange Commission ("SEC"). In addition, at the Closing, the Seller shall execute and deliver a lock-up agreement (the "Lock-up Agreement") in respect of the PRGX Shares (together with any additional shares of PRGX Common Stock issued by way of stock split or stock dividend) in the form of Exhibit 3.8A attached hereto. Notwithstanding the foregoing, the parties acknowledge that Seller may distribute the PRGX Shares to the Stockholders following the Closing, and such transfer will be exempt from the transfer restrictions contemplated by this Section 3.8 subject to the conditions of the Lock-up Agreement.

         3.9      PUBLIC ANNOUNCEMENTS.

                  (a) Except for any public announcement relating to the transactions contemplated herein as may be required by law or as provided in this Section, each of the Seller, the Stockholders, PRGX and Purchaser agrees that until the consummation of the transactions contemplated herein, each of such parties will not, and will direct its directors, officers, employees, representatives and agents who have knowledge of the transactions not to, disclose to any person who is not a participant in discussions concerning the transactions (other than persons whose consent is required to be obtained hereunder), any of the terms, conditions or other facts with respect to the transactions contemplated herein, including, without limitation, the fact that negotiations are taking place.

                  (b) Seller and the Stockholders shall obtain the prior written consent of Purchaser before issuing any press release or otherwise making any public statements with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement prior to receiving such consent. Except for PRGX's press releases issued July 7, 1998 and July 21, 1998, which have been approved by Seller, PRGX and the Purchaser shall not issue any press release or otherwise make any written announcements with respect to the transactions contemplated herein without providing Seller a reasonable opportunity to comment upon the content thereof; provided, that, PRGX and Purchaser may issue such press releases and make such disclosures as counsel may advise is required by law or stock exchange rule. The parties acknowledge and agree that PRGX expects to issue a press release with respect to the transactions contemplated herein immediately after the execution of this Agreement by all parties hereto.

         3.10 NO NEGOTIATIONS. Each of the Stockholders and Seller covenant that, subject to the termination provisions contained herein, from and after the date hereof until Closing, Seller will not offer the Purchased Assets for sale to any person other than Purchaser, and neither Seller, nor the Stockholders, nor anyone acting on behalf of Seller or such persons, shall, directly or indirectly, solicit, initiate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale or transfer of substantial assets, sale of any shares of capital stock or similar transaction involving Seller or the Purchased Assets, or otherwise engage in the negotiation toward discussions concerning, or provide any non-public information to any person, relating to any such potential transaction.

         3.11     COVENANT RE: TAX MATTERS.

                  (a) As used in this Agreement, the following terms have the specified meanings:

                           (i) "Tax Authority" shall mean any United States federal, foreign, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising tax regulatory authority.

                           (ii) "Tax Return" shall mean any return, amended return, estimated return, information return and statement (including any related or supporting information) filed or to be filed with any Tax Authority in connection with the determination, assessment, collection or administration of any Tax.

                           (iii) "Taxes" shall mean all taxes, charges, fees, interest, fines, penalties, additions to tax or other assessments, including without limitation, income, excise, environmental, property, sales, gross receipts, gains, transfer, occupation, privilege, employment (including social security and unemployment), use, value added, capital stock or surplus, franchise taxes, advance corporate tax and customs duties imposed by any Tax Authority, payable by Seller or relating to or chargeable against Seller's assets, revenues or income.

                  (b) Except as otherwise provided in this Agreement, the parties hereby agree that each of them shall cooperate with the other in executing or causing to be executed any required document and by making available to the other all work papers, records and notes of any kind at all reasonable times for the purpose of allowing the appropriate party to complete Tax Returns, participate in a proceeding, obtain refunds, make any determination required under this Agreement or defend or prosecute Tax claims. Notwithstanding anything to the contrary contained herein, Seller and the Stockholders shall have sole and exclusive authority to prepare and file all Tax Returns concerning Seller related activities occurring prior to the Closing, including, without limitation, its operation of the Business and its use of the Purchased Assets and all matters under agreements not being assumed by Purchaser (regardless of when such return is filed).

         3.12 NONQUALIFIED STOCK OPTIONS. At the Closing, in consideration of their employment with Purchaser, PRGX shall, pursuant to a stock option agreement the form of which is attached hereto as Exhibit 3.12, grant to the persons identified on Schedule 3.12 a nonqualified stock option to purchase the number of shares of PRGX Common Stock up to that amount respectively set forth opposite each such person's name on such Schedule; provided, that, Purchaser and PRGX may condition such grant upon the prior execution and delivery by such grantee of the Employee Agreement. Such options will be granted under the PRGX Stock Incentive Plan in accordance with the terms of such stock option agreement and the Stock Incentive Plan at an exercise price equal to the closing price per share of PRGX Common Stock (as reported in The Wall Street Journal) for the Closing Date. All such options shall vest over a five (5) year period at the rate of twenty (20%) per year. If there is any conflict between the terms of the separate stock option agreement and this Agreement, the terms of the stock option agreement shall govern and control.

         3.13 OTHER COVENANTS OF STOCKHOLDERS. Each of the Stockholders shall have executed and delivered to PRGX prior to the execution hereof an Investor Information Questionnaire in substantially the form attached hereto as
Exhibit 3.13(a). Each of the Stockholders who is a resident of a state which is a community property jurisdiction shall cause his or her spouse to execute and deliver at Closing a spousal consent in substantially the form attached hereto as Exhibit 3.13(b).

         3.14 TRANSACTION EXPENSES. Except as otherwise specifically provided herein, all of the expenses incurred by Purchaser in connection with the authorization, negotiation, preparation, execution and performance of this Agreement and other agreements referred to herein and the consummation of the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, brokers, counsel and accountants for Purchaser, shall be paid by Purchaser ("Purchaser Transaction Expenses"). Except as otherwise specifically provided herein, all expenses incurred by the Seller or the Stockholders in connection with the authorization, negotiation, preparation, execution and performance of this Agreement and the other agreements referred to herein and the consummation of the transactions contemplated hereby, including without limitation, all fees and expenses of agents, representatives, brokers, counsel and accountants, shall be paid by the Seller or the Stockholders ("Seller Transaction Expenses").

         3.15 CORPORATE NAME. As soon as practicable following the Closing, Seller shall change its corporate name and Seller and the Stockholders shall cooperate with Purchaser at Purchaser's sole cost in any efforts undertaken by Purchaser to secure and protect its rights in any name used by Seller in the conduct of the Business prior to Closing.

         3.16 ACCESS TO BOOKS AND RECORDS. After the Closing, Seller and the Stockholders shall preserve all of the records and books, customer records, and any other records of Seller until the fifth anniversary of the Closing Date, and, until such time, make them available, during normal business hours, to Purchaser and its designees, counsel, accountants, and others authorized by them for inspection and the making of copies thereof.


                                    ARTICLE 4
                        REPRESENTATIONS AND WARRANTIES OF
                           SELLER AND THE STOCKHOLDERS

         In order to induce the Purchaser and PRGX to enter into this Agreement and consummate the transactions contemplated hereby, Seller and each of the Stockholders jointly and severally represent and warrant to the Purchaser and PRGX as follows, each of which warranties and representations is material to and relied upon by the Purchaser and PRGX.

         4.1 ORGANIZATION AND AUTHORITY OF SELLER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Seller is duly qualified as a foreign corporation in all jurisdictions in which the conduct of its business or the ownership of its properties requires such qualification (except where the failure to do so would not have a Material Adverse Effect (as defined in Section 4.6 hereof) on Seller) and Schedule 4.1 lists all the jurisdictions where Seller is so qualified. Seller has all necessary corporate power and authority to own, lease and operate its properties and conduct its business as it is currently being conducted. Except for immaterial investments in liquid securities of public entities, Seller does not own, directly or indirectly, any equity interest in any corporation, partnership, joint venture, or other entity.

         4.2 CORPORATE POWER AND AUTHORITY; DUE AUTHORIZATION. Seller has full corporate power and authority, and each Stockholder has full power and authority, to execute and deliver this Agreement and each of the Transaction Documents to which Seller or any of the Stockholders is or will be a party and to consummate the transactions contemplated hereby. "Transaction Documents" means each of the agreements, documents and instruments referenced in this Agreement to be executed and delivered by Seller and/or any of the Stockholders. The directors and the Stockholders of Seller have duly approved and authorized the execution and delivery of this Agreement and each of the Transaction Documents to which Seller is or will be a party and the consummation of the transactions contemplated hereby and thereby. Assuming that this Agreement and each of the Transaction Documents which are also Purchaser's Transaction Documents (as defined in Section 5.2 herein) constitutes a valid and binding agreement of the Purchaser, this Agreement and each of the Transaction Documents constitutes, or will constitute when executed and delivered, a valid and binding agreement of Seller and/or the Stockholders, as the case may be, in each case enforceable in accordance with its terms, subject to laws of general application in effect affecting creditors' rights and subject to the exercise of judicial discretion in accordance with general equitable principles. The duly elected directors and officers of Seller are set forth on
Schedule 4.2 attached hereto.

         4.3 TITLE TO ASSETS. Seller has good, valid and marketable title to all of its assets (and a valid and enforceable leasehold interest in all of its assets subject to Leases), free and clear of any mortgages, liens (except for liens for Taxes not yet due and payable), pledges, security interests, encumbrances, claims or similar rights of every kind and nature except as set forth on Schedule 4.3 hereto.

         4.4 NO CONFLICT; REQUIRED CONSENTS. Schedule 4.4 includes (y) all Contracts required to be included on Schedule 4.16 and all Leases required to be included on Schedule 4.18 that require consent or approval to the assignment of such Contract or Lease hereunder and (z) all contracts (except customer contracts and employment contracts) or leases that require consent or approval to the assignment of such contract or lease where the absence of such consent would result in a Material Adverse Effect. Assuming compliance with the applicable requirements of the HSR Act, if any, and assuming all consents, approvals, authorizations and other actions listed on Schedule 4.4 hereto have been obtained or taken prior to Closing, the execution and delivery by Seller and the Stockholders of this Agreement and the Transaction Documents, and the consummation by Seller and each of the Stockholders of the transactions contemplated hereby and thereby do not and will not (a) require the consent, approval or action of, or any filing with or notice to, any corporation, firm, person or other entity or any public, governmental or judicial authority (except for consents and approvals under contracts or leases not required to be listed on Schedule 4.4); (b) violate the terms of any instrument, document or agreement to which Seller or the Stockholders is a party, or by which Seller or either of the Stockholders or the property of Seller or either of the Stockholders is bound, or be in conflict with, result in a breach of or constitute (upon the giving of notice or lapse of time or both) a default under any such instrument, document or agreement, or result in the creation of any lien upon any of the property or assets of Seller or either of the Stockholders (except for such contracts and leases that are not required to be listed on Schedule 4.4); (c) violate Seller's Articles of Incorporation or Bylaws; or (d) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any federal, state, county, municipal, or foreign court or governmental authority applicable to Seller or either of the Stockholders, or the Business or assets of Seller. Neither Seller nor the Stockholders shall be deemed in violation of clauses (a), (b), or (d) of this Section for purposes of Section 6.1 hereof so long as any inaccuracy with respect to such clauses does not result in a Material Adverse Effect. Neither Seller nor the Stockholders is subject to, or is a party to, any mortgage, lien, lease, agreement, contract, instrument, order, judgment or decree or any other restriction of any kind or character which would prevent or hinder the continued operation of the Business of Seller after the Closing on substantially the same basis as theretofore operated.

         4.5 CAPITALIZATION OF SELLER. Schedule 4.5 attached hereto is a true, correct and complete list of the authorized capital stock, par value per share, number of issued and outstanding shares of capital stock and number of treasury shares for Seller. All outstanding shares of Seller's capital stock have been duly authorized, and are validly issued, fully paid and nonassessable and are owned of record and beneficially solely by the persons and in the amounts set forth on Schedule 4.5. No one other than the Stockholders or their respective spouses has any beneficial or record interest in the capital stock of Seller. Each of the Stockholders warrants and represents that he is the lawful owner of, and has good and marketable title to, the number of shares of Seller's outstanding capital stock as shown on Schedule 4.5 as being owned by him, free and clear of any mortgage, pledge, claim, lien, charge, encumbrance or other right in any third party (including any right to purchase, vote or direct the voting of, any shares thereof). Except as set forth on Schedule 4.5, Seller has not issued any convertible securities, options, warrants, or entered into any contracts, commitments, agreements, understandings, arrangements or restrictions by which it is bound to issue any additional shares of its capital stock or other securities.

         4.6 COMPLIANCE WITH LAWS. Seller is in compliance with all applicable laws, orders, rules and regulations of all governmental bodies and agencies, except where such noncompliance has and will have, individually or in the aggregate, no Material Adverse Effect on the Business or assets of Seller. Neither Seller nor any of the Stockholders has received written notice of any noncompliance with the foregoing. The term "Material Adverse Effect" means any change in or effect on the Business of Seller that is or will be materially adverse to the Business, operations, properties (including intangible properties), condition (financial or otherwise), assets, liabilities, customer relations or regulatory status of Seller.

         4.7 LICENSES AND PERMITS. Other than with respect to the matters described in Section 4.1 hereof and customary business licenses generally required of all businesses, there are no licenses, permits, approvals or authorizations necessary or required for the use or ownership of Seller's assets and the operation of Seller's Business (collectively, the "Licenses and Permits"). Neither Seller nor any of the Stockholders has received written notice of any violations in respect of any such licenses, permits, approvals or authorizations except for any such violations which would not in the aggregate result in a Material Adverse Effect. No proceeding is pending or, to the knowledge of Seller or any of the Stockholders, is threatened, which seeks revocation or limitation of any such licenses, permits, concessions, grants, franchises, approvals or authorizations.

         4.8 FINANCIAL INFORMATION. Attached hereto as Schedule 4.8 are true, correct and complete copies of the Historical Statements and the Monthly Statements for periods through the last day of the month preceding the date hereof (all as defined in Section 3.1 hereof) which include a balance sheet as of June 30, 1998. All such Historical Statements and Monthly Statements, and all financial information provided by Seller or the Stockholders to Purchaser or the Accountants, have been prepared on the accrual basis of accounting (except where otherwise noted) in accordance with generally accepted accounting principles ("GAAP"), fairly present the financial condition of the Business at the respective dates thereof and the results of its operations for the periods then ended (and, in the case of interim statements, subject to normal year-end adjustments) in each case in accordance with past practice and GAAP consistently applied during the periods presented (except as otherwise disclosed in the notes thereto.) On the Effective Date, there were no material liabilities or obligations of Seller of any nature, whether liquidated, unliquidated, accrued, absolute, contingent or otherwise except for those (i) that are specifically reflected or reserved against as to amount in the June 30, 1998 balance sheet contained in the Monthly Statements, or (ii) that are specifically set forth on
Schedule 4.8 attached hereto. For purposes of the preceding sentence, a liability or obligation of Seller shall be deemed material if, individually or in the aggregate with other liabilities or obligations, any such liability or obligation exceeds $25,000. Seller is not, nor has Seller been during the 12 months immediately preceding the execution of this Agreement, insolvent within the meaning of 11 U.S.C. ss.101(31). Seller has and is paying its debts as they become due. All claims for refunds for clients and customers on the books of Seller are bona fide.

         4.9 SUFFICIENCY OF ASSETS. The Purchased Assets constitute all of the material assets and rights of any nature with which Seller has conducted the Business for the twelve month period prior to the Closing Date, subject only to additions and deletions in the ordinary course of business. The Purchased Assets are held solely by, and all agreements, obligations, expenses and transactions related to Seller's Business have been entered into, incurred and conducted solely by, Seller.

         4.10 DEPOSITS. Attached as Schedule 1.1(g) is a true, correct and complete list of all cash Deposits of Seller in excess of $1,000 as of the Effective Date, setting forth the amount of each such Deposit.

         4.11 TRADE PAYABLES; ACCRUED EXPENSES; OTHER DEBT. Schedule 4.11A is a true, correct and complete list of the trade payables, accounts payable and accrued expenses of Seller outstanding as of the Effective Date. All such trade payables, accounts payable and accrued expenses were incurred in the ordinary course of business and no material portion thereof is overdue. Schedule 4.11B is a true, correct and complete list of all other debts, obligations, guaranties, liabilities and other indebtedness of Seller outstanding as of the date of this Agreement, stating the origin of the obligation, the security therefor and the amount owed as of date hereof and the terms of payment.

         4.12 TAX MATTERS. No state, federal or local tax liens exist with respect to Seller or any of the Stockholders or any of Seller's assets, other than liens, if any, for taxes not yet due and payable.

         4.13 FIXED ASSETS AND VEHICLES. The Fixed Assets include all of the furniture, fixtures, equipment and vehicles owned and used by Seller in the operation of its Business. A true, correct and complete list of the Fixed Assets as of the date hereof and the location thereof is attached as Schedule 1.1(a)

         4.14 ACCOUNTS RECEIVABLE. Schedule 4.14 attached hereto is a true, correct and complete list of all Accounts Receivable of Seller as of the Effective Date showing the aging of such Accounts Receivable, and all such Accounts Receivable listed thereon are bona fide, arose in the ordinary course of business, and to the knowledge of Seller are not subject to any disputes or offsets in excess of the reserve therefor, except as set forth on Schedule 4.14. The amount of such Accounts Receivable, net of the reserve for uncollectibility, as each are set forth on Schedule 4.14 hereof, have been recorded in accordance with GAAP. After the Effective Date and prior to Closing, any Accounts Receivable of Seller arising during such period shall be bona fide, shall have arisen in the ordinary course of business, shall be set forth in Seller's books and records and in any financial statements prepared pursuant to the terms of this Agreement.

         4.15 BANK ACCOUNTS. Schedule 4.15 contains a true, complete and correct list showing the name and location of each bank or other institution in which Seller has any deposit account or safe deposit box, together with a listing of account numbers and names of all persons authorized to draw thereon or have access thereto.

         4.16 CONTRACTS. Schedule 4.16 sets forth a true and complete list of all legally binding written or oral (a) contracts, independent contractor agreements and all other agreements and other instruments to which Seller is a party or to which Seller's assets are subject or bound involving an aggregate annual expenditure by Seller of $12,000 or more or which is not cancelable by Seller without cost on 60 days or less notice, except for customer contracts, employment agreements and Leases, and (b) contracts which restrict or regulate in any manner the conduct of business by Seller anywhere in the world, require the referral of any business by Seller, or require or purport to require the payment of money or the acceleration of performance of any obligations of Seller by virtue of the Closing. Such contracts so identified in Schedule 4.16 and Contracts involving an annual expenditure of less than $12,000 or cancelable by Seller on less than 60 days notice are herein referred to as the "Contracts." Prior to execution of this Agreement, Seller and the Stockholders have provided or made available to Purchaser true, correct and complete copies of the Contracts, including any and all amendments and waivers thereto. Assuming the Contracts constitute the valid and binding agreements of the parties thereto other than Seller, such Contracts are valid, legally binding and enforceable against the parties thereto subject to laws of general application in effect affecting creditors' rights and subject to the exercise of judicial discretion in accordance with general equitable principles. Neither Seller nor, to the best knowledge of Seller and the Stockholders, any other party to any of the Contracts, is in breach of, or in default under, any of the Contracts, and no event has occurred which, with the giving of notice or lapse of time, or both, would constitute a default by Seller or, to the best knowledge of Seller and the Stockholders, any other party to any of the Contracts, except in such instance where such breach or default would not individually or in the aggregate have a Material Adverse Effect. Except as specifically set forth on Schedule 4.4 attached hereto, the assignment of any of the Contracts to the Purchaser in accordance with this Agreement will not constitute a breach or violation of such Contract.

         4.17 INTELLECTUAL PROPERTY. Schedule 4.17 hereto lists the corporate name, all tradenames, trademarks, service marks and registered copyrights used by Seller in the operation of its Business (collectively, "Intellectual Property") and Seller owns and/or has the sole and exclusive right to use all of the Intellectual Property. Upon the consummation of the transactions contemplated hereby and compliance with applicable laws as to the assignment of such Intellectual Property, the Purchaser will have the sole and exclusive right to own and use the Intellectual Property. No claims have been asserted and no claims are pending or, to Seller's or the Stockholders' knowledge, threatened by any person or entity, as to the use of any such Intellectual Property or challenging or questioning the validity or effectiveness of any state or federal registration of the Intellectual Property and neither Seller nor any of the Stockholders knows of any valid basis for such claim. To Seller's and Stockholders' knowledge, Seller's use of the Intellectual Property, and the Purchaser's continued use of the Intellectual Property following the Closing in the same manner as heretofore used by Seller, does not and will not infringe on the rights of any person or entity.

         4.18 LEASES. Schedule 4.18 attached hereto is a true, correct and complete list of all legally binding written and oral leases to which Seller is a party, including without limitation all real property and equipment leases, except any lease involving an aggregate annual expenditure by Seller of less than $12,000 or having a term which extends for not more than one year from the date hereof (collectively, "Leases"). Seller has delivered or made available to Purchaser true, correct and complete copies of the Leases listed in Schedule 4.18, together with all amendments, addenda and supplements thereto. With respect to each Lease listed in Schedule 4.18:

                  (a) the Lease is legal, valid, binding and enforceable against Seller and in full force and effect, subject to laws of general application in effect affecting creditors' rights and subject to the exercise of judicial discretion in accordance with general equitable principles;

                  (b) subject to obtaining any necessary consent in respect of the transactions contemplated hereunder, the Lease will continue to be legal, valid, binding and enforceable against the Seller and in full force and effect on identical terms following the Closing;

                  (c) neither Seller, nor, to Seller's or the Stockholders' knowledge, any other party to the Lease is in breach or default, and no event has occurred which, with the giving of notice or lapse of time, would constitute a breach or default by Seller or permit termination, modification or acceleration thereunder by any other party thereto;

                  (d) neither Seller nor, to Seller's or the Stockholders' knowledge, any other party to the Lease has repudiated in writing any provision thereof;

                  (e) there have been and there are no disputes, oral agreements or forebearances in effect as to the Lease; and

                  (f) Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold and neither Seller nor either of the Stockholders is aware of any such assignment, transfer, conveyance, mortgage, deed in trust or encumbrance of any interest in the leasehold.

         4.19 LITIGATION; JUDGMENTS. Except as set forth on Schedule 4.19 hereto, there is no action, proceeding or investigation pending or, to Seller's or any of the Stockholders' knowledge, threatened against or involving Seller or any of the Stockholders relating to the

Purchased Assets or the operation of Seller's Business, nor is there any action or proceeding pending or, to the knowledge of Seller or any of the Stockholders, threatened before any court, tribunal or governmental body seeking to restrain or prohibit or to obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement, or which might adversely affect Seller's Business or the Purchased Assets, or Seller's or the Stockholders' ability to consummate the transactions contemplated by this Agreement and the Transaction Documents to which Seller or any Stockholder is a party. Except as set forth in Schedule 4.19, neither Seller nor any of the Stockholders is subject to any judgment, order or decree entered in any lawsuit or proceeding relating to the Purchased Assets or the operation of Seller's Business.

         4.20 INSURANCE. Schedule 4.20 lists all of the insurance policies maintained by Seller as of the Effective Date, which schedule includes the name of the insurance company, the policy number, a description of the type of insurance covered by such policy, the dollar limit of the policy, and the annual premiums for such policy. Seller shall maintain such insurance policies in full force and effect through the Closing Date.

         4.21     BENEFIT PLANS AND ERISA.

                  (a) Schedule 4.21 sets forth a true and complete list of each "employee benefit plan" (as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and any other material bonus, profit sharing, pension, incentive compensation, deferred compensation, stock option, stock purchase, severance, post-retirement, health benefit, retention, or other plan, agreement, policy, trust fund or arrangement (each such plan, agreement, policy, trust fund or arrangement is referred to herein as an "Employee Benefit Plan", and collectively, the "Employee Benefit Plans") that is currently in effect, or which has been approved before the date hereof but is not yet effective, for the benefit of current or former directors or employees of Seller or any other persons currently or formerly performing services for Seller, and/or beneficiaries of any such persons (collectively, "Business Employees") or with respect to which Seller or any "ERISA Affiliate" (hereby defined to include any trade or business, whether or not incorporated, other than Seller, which has employees who are or have been at any date of determination occurring within the preceding six (6) years, treated pursuant to
Section 4001(a)(14) of ERISA and/or Section 414 of the Code as employees of a single employer which includes Seller) has or has had any obligation on behalf of any Business Employee. No Employee Benefit Plan is subject to Title IV of ERISA or is intended to qualify under Sections 401(a) or 501(c)(9) of the Code.

                  (b) Seller has delivered or made available to Purchaser, with respect to each Employee Benefit Plan, true and complete copies of the documents embodying and relating to the plan, including, without limitation, the current plan documents and documents creating any trust maintained pursuant thereto, all amendments, investment management agreements, administrative service contracts, group annuity contracts, insurance contracts, collective bargaining agreements, the most recent summary plan description with each summary of material modification, if any, and employee handbooks.

                  (c) Seller has no obligation to contribute to or provide benefits pursuant to, and has no other liability of any kind with respect to,
(i) a "multiple employer welfare arrangement" (within the meaning of Section 3(40) of ERISA), (ii) a "plan maintained by more than one employer" (within the meaning of Section 413(c) of the Code), or (iii) a "multiemployer plan" (within the meaning of Section 3(37) of ERISA.

                  (d) Seller is not liable for, and neither Purchaser nor Seller will be liable for, any contribution, tax, lien, penalty, cost, interest, claim, loss, action, suit, damage, cost, assessment or other similar type of liability or expense of any ERISA Affiliate (including predecessors thereof) with regard to any Employee Benefit Plan maintained, sponsored or contributed to by an ERISA Affiliate (if a like definition of Employee Benefit Plan were applicable to the ERISA Affiliate in the same manner as it applies to Seller), including, without limitation, withdrawal liability arising under Title IV, Subtitle E, Part 1 of ERISA, liabilities to the PBGC, or liabilities under
Section 412 of the Code or Section 302(a)(2) of ERISA.

                  (e) Seller, each ERISA Affiliate, each Employee Benefit Plan and each Employee Benefit Plan "sponsor" or "administrator" (within the meaning of Section 3(16) of ERISA) has complied in all respects with the applicable requirements of Section 4980B of the Code and Section 601 et seq. of ERISA (such statutory provisions and predecessors thereof are referred to herein collectively as "COBRA"). Schedule 4.21 lists the name of each Business Employee who has experienced a "Qualifying Event" (as defined in COBRA) with respect to an Employee Benefit Plan who is eligible for "Continuation Coverage" (as defined in COBRA) and whose maximum period for Continuation Coverage required by COBRA has not expired. Included in such list are the current address for each such individual, the date and type of each Qualifying Event, whether the individual has already elected Continuation Coverage and, for any individual who has not yet elected Continuation Coverage, the date on which such individual was notified of his or her rights to elect Continuation Coverage. Schedule 4.21 also lists the name of each Business Employee who is on a leave of absence (whether or not pursuant to the Family and Medical Leave Act of 1993, as amended ("FMLA")) and is receiving or entitled to receive health coverage under an Employee Benefit Plan, whether pursuant to FMLA, COBRA or otherwise.

                  (f) With respect to each Employee Benefit Plan and except as otherwise set forth on Schedule 4.21 attached hereto:

                           (i) all payments required by the Employee Benefit Plan, any collective bargaining agreement or by law (including all contributions, insurance premiums, premiums due the PBGC or intercompany charges) with respect to all periods prior to and including the date hereof have been made;

                           (ii) there are no material violations of or failures to comply with ERISA and the Code with respect to the filing of applicable reports, documents, and notices regarding the Employee Benefit Plan with the DOL, the IRS, the PBGC or any other governmental authority, or any of the assets of the Employee Benefit Plan or any related trust;

                           (iii) no claim, lawsuit, arbitration or other action has been asserted or instituted or threatened in writing against the Employee Benefit Plan, any trustee or fiduciaries thereof, Seller or any ERISA Affiliate, any director, officer or employee thereof, or any of the assets of the Employee Benefit Plan or any related trust, other than claims for benefits due in the ordinary course;

                           (iv) all amendments required to bring the Employee Benefit Plan into conformity with applicable law, including, without limitation, ERISA and the Code, have been or will be timely adopted;

                           (v) the Employee Benefit Plan complies with and has been maintained and operated in accordance with its respective terms and the terms and the provisions of applicable law, including, without limitation, ERISA and the Code (including rules and regulations thereunder);

                           (vi) no "prohibited transaction" (within the meaning of Section 4975 of the Code and Section 406 of ERISA) has occurred or is expected to occur with respect to the Employee Benefit Plan (and the transactions contemplated by this Agreement will not constitute or directly or indirectly result in such a "prohibited transaction") which has subjected or could subject Seller, any ERISA Affiliate, the Purchaser or any officer, director or employee of Seller, any ERISA Affiliate, the Purchaser or the Employee Benefit Plan trustee, administrator or other fiduciary, to a tax or penalty on prohibited transactions imposed by either Section 502 of ERISA or
         Section 4975 of the Code or any other material liability with respect thereto;

                           (vii) Seller has received no oral or written notification that the Employee Benefit Plan is under audit or investigation by the IRS or the DOL or any other governmental authority and no such completed audit, if any, has resulted in the imposition of any tax, interest or penalty; and

                           (viii) if the Employee Benefit Plan purports to provide benefits which qualify for tax-favored treatment under Sections 79, 105, 106, 117, 120, 125, 127, 129 or 132 of the Code, the Employee
         Benefit Plan satisfies the requirements of said Section(s); and

                           (ix)     the Employee Benefit Plan may be
         unilaterally amended or terminated on no more than 90 days notice.

                  (g) Seller is not subject to any liens, and excise or other taxes under ERISA, the Code or other applicable law relating to any Employee Benefit Plan.

                  (h) The consummation of the transactions contemplated by this Agreement will not give rise to any liability for any employee benefits, including, without limitation, liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any Business Employee, except as contemplated in Section 3.2 hereof.

                  (i) Except as set forth on Schedule 4.21, no Employee Benefit Plan in any way provides for any benefits of any kind whatsoever (other than under COBRA or benefits that are currently fully funded and paid) to any Business Employee who, at the time the benefit is to be provided, is a former director or former employee of, or other former provider of services to, Seller or an ERISA Affiliate (or a beneficiary of any such person), or any other former Business Employee, nor have any representations, agreements, covenants or commitments been made to provide such benefits.

                  (j) From December 31, 1997 and through the date hereof, except as set forth on Schedule 4.21, neither Seller nor any ERISA Affiliate has, nor from the date hereof to the Closing will it have, instituted or agreed to institute any new employee benefit plan or practice, made or agreed to make any change in any Employee Benefit Plan, made or agreed to make any increase in the compensation payable or to become payable by Seller or any ERISA Affiliate to any Business Employee, or except pursuant to this Agreement and except for contributions required to provide benefits pursuant to the provisions of the Employee Benefit Plans, paid or accrued or agreed to pay or accrue any bonus, percentage of compensation, or other like benefit to, or for the credit of, any Business Employee.

                  (k) Any contribution, insurance premium, excise tax, interest charge or other liability or charge imposed or required with respect to any Employee Benefit Plan which is attributable to any period or any portion of any period prior to the Closing is or shall be reflected as a liability on Seller's Historical Statements and/or Monthly Statements, as applicable.

                  (l) Attached hereto as a part of Schedule 4.21 is a true, correct and complete list by employee of the number of days and amount of accrued unpaid vacation, sick pay and other paid leave for each employee of Seller ("Accrued Vacation Obligations").

         4.22 BROKER'S FEES. Except for Sequoia Partners, Inc. (whose fee will be paid by Seller), neither Seller nor any of the Stockholders has retained or utilized the services of any broker or finder, or paid or agreed to pay any fee or commission for or on account of the transactions contemplated hereby, or had any communications with any person or entity with respect thereto, which would obligate the Purchaser to pay any such fees or commissions.

         4.23     ABSENCE OF MATERIAL CHANGES. Except as set forth in Schedule
4.23 attached hereto, from December 31, 1997 to the date of this Agreement:

                  (a) there has not been any Material Adverse Effect (as defined in Section 4.6 hereof) on the condition (financial or otherwise) of the Business or the Purchased Assets;

                  (b) there has been no deterioration in Seller's relations with any customers or clients which would result in a Material Adverse Effect.

                  (c) Seller has operated its Business in the ordinary course and has not sold, assigned, or transferred any of its assets except in the ordinary course of business consistent with past practice;

                  (d) neither Seller nor any of the Stockholders has mortgaged, pledged or subjected to any lien, pledge, mortgage, security interest, conditional sales contract, or other encumbrance of any nature whatsoever, any of the Purchased Assets or affected any of the Stockholders' ownership of Seller's issued and outstanding equity securities;

                  (e) there has been no amendment, termination, or waiver of any right of any Seller under any contract, governmental license or permit that may materially adversely affect the Purchased Assets, the Business or any of the Stockholders' ownership of Seller's issued and outstanding equity securities;

                  (f)      Seller has not:

                           (i) paid any judgment resulting from any suit, proceeding, arbitration, claim or counterclaim in respect of its assets or Business in excess of $50,000 (provided that all such excluded payments do not aggregate to more than $250,000);

                           (ii) made any such payment to any party in settlement of any such suit, proceeding, arbitration, claim or counterclaim in excess of $50,000 (provided that all such excluded payments do not aggregate to more than $250,000);

                           (iii) written down, or failed to write down (in accordance with its past practices consistently applied) or written up the value of any assets of Seller, except as may occur in the ordinary course of Seller's Business;

                           (iv) except as otherwise disclosed, made any material changes in the customary methods of operation of Seller's Business, including practices and policies relating to purchasing, marketing, selling, accounting, payment of trade creditors or collection of accounts receivable;

                           (v) (except in respect of ordinary trade payables) incurred any indebtedness or guaranteed any indebtedness, except for borrowings under existing loans or lines of credit in the ordinary course of business consistent with past practice;

                           (vi) issued or sold any of its stock, notes, bonds or other securities, or any option, warrant or other rights to purchase the same;

                           (vii) taken any action other than in the ordinary course of business and in a manner consistent with past practices (none of which actions has been unreasonable or unusual) with respect to increasing the compensation of any officer, director, member or employee of Seller, paid bonuses to any employees (except for bonuses earned in the ordinary course of business), or with respect to the grant of any severance or termination pay (otherwise than pursuant to policies of Seller in effect on the date hereof fully disclosed to Purchaser in writing prior to the date hereof) or with respect to any increase of benefits payable under its severance or termination pay policies in effect on the date hereof;

                           (viii) declared, set aside or paid any non-cash dividend or distribution; or

                           (ix) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 4.23.

         4.24     CERTAIN ARRANGEMENTS.

                  (a) Schedule 4.24 is a true, correct and complete list of any material direct or indirect transaction (other than in respect of compensation or travel or expense account reimbursement in the ordinary course of business consistent with past practice) arising during the year ended December 31, 1997 that any Stockholder, director, officer, employee or other affiliate (for purposes of this Agreement, "affiliate" means any individual, partnership, corporation, trust, joint venture or other entity controlled by, controlling or under common control with Seller) or any relative of any Stockholder, director, officer, employee or other affiliate has or had with Seller and contains a brief description of each transaction, including without limitation:

                           (i)      any material contract, agreement,
         understanding, commitment or other arrangement providing for the furnishing of services, or the rental or the use of real or personal property from or otherwise requiring payments to any such person (outside of his or her capacity as such Stockholder, director, officer, employee or other affiliate) or to any such relative of such person; and

                           (ii) any material loans or advances to or from Seller (exclusive of travel advances, expense advances, and normal salary advances in connection with vacation periods, or compensation, or travel or expense account reimbursement all in the ordinary course of business), giving for each the principal amount outstanding, interest rate, maturity date and security therefor.

                  (b) Except as set forth in Schedule 4.24, there have been no transactions of the nature described in Section 4.24(a) between (i) Seller and (ii) any of the Stockholders, director, officers, employees, or other affiliates of Seller since December 31, 1997 to the date of this Agreement.

         4.25     INVESTMENT INTENT.

                  (a) Seller and each of the Stockholders covenants, warrants, represents and agrees that the PRGX Shares to be acquired by Seller at the Closing (which shall be distributed thereafter to the Stockholders) are being acquired solely for the Seller's or the Stockholder's, as applicable, own account for investment purposes and not with a view to or in connection with any sale or other distribution thereof, within the meaning of the Securities Act of 1933, as amended (the "Act"), except to the extent that such PRGX Shares may be sold under an effective registration statement under the Act and any applicable state securities law, or in the opinion of counsel reasonably acceptable to PRGX, pursuant to an exemption under the Act and any applicable state securities law.

                  (b) Seller and each of the Stockholders understand and acknowledge that all of the PRGX Shares acquired by it or him are to be issued and sold to Seller and such Stockholder without registration and in reliance upon certain exemptions under the Act, and in reliance upon certain exemptions from registration requirements under applicable state securities laws.

                  (c) Seller and each of the Stockholders represent and warrant to Purchaser and PRGX that it or he will make no transfer or assignment of any of the PRGX Shares except in compliance with the Act and any other applicable securities laws.

                  (d) Seller and each of the Stockholders covenant and agree that, prior to any transfer or disposition not registered under the Act of any of the PRGX Shares, or any shares received from PRGX on account of such PRGX Shares pursuant to a stock dividend, stock split, or similar event, Seller and/or such Stockholder will give written notice to PRGX, expressing the Stockholder's intention to effect such transfer or disposition and describing the proposed transfer or disposition. Such notice shall be accompanied by an opinion of counsel for the Stockholder, reasonably acceptable to PRGX, that the proposed transfer is exempt under the Act and applicable state securities laws.

                  (e) Seller and each of the Stockholders understand and acknowledge that the PRGX Shares will be inscribed with the following legends, or another legend to the same effect and agrees to the restrictions set forth therein:

                  "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or under the securities laws of any other jurisdiction, in reliance upon exemptions from the registration requirements of such laws. The shares represented by this certificate may not be sold or otherwise transferred, nor will an assignee or endorsee hereof be recognized as an owner of the shares by the issuer unless (i) a registration statement under the Securities Act of 1933 and other applicable securities laws with respect to the shares and the transfer shall then be in effect, or (ii) in the opinion of counsel reasonably satisfactory to the issuer, the shares are transferred in a transaction which is exempt from the registration requirements of such laws."

                  "The shares represented by this certificate are subject to a Lock-Up Agreement dated ________________, 1998, which restricts the transfer of the shares. A copy of such Agreement may be inspected at the principal office of The Profit Recovery Group International, Inc."

                  (f) Seller and each of the Stockholders understand and acknowledge that it or he is aware that no federal or state agency has made any recommendation or endorsement of the PRGX Shares or any finding or determination as to the fairness of the investment in such PRGX Shares.

                  (g) Seller and each of the Stockholders represent and warrant to PRGX that no offer in respect of the PRGX Shares was made to them by PRGX or any person acting on PRGX's behalf by means of general or public solicitation or general or public advertising, such as by newspaper or magazine advertisements, by broadcast media, or at any seminar or meeting whose attendees were solicited by such means.

                  (h) Seller and each of the Stockholders acknowledge and agree that Purchaser has made available all information concerning Purchaser and PRGX and their respective businesses, assets, liabilities, and rights which the undersigned has requested to obtain, which information includes, and has been limited to, the following: the Articles of Incorporation and the Bylaws of Purchaser and PRGX, PRGX Report on Form 10-K for the year ended December 31, 1997, as amended, PRGX Annual Report to Shareholders for the year ended December 31, 1997 and Proxy Statement for the 1998 Annual Meeting of Shareholders, PRGX Report on Form 10-Q for the quarter ended March 31, 1998, Prospectus dated March 16, 1998 contained in the PRGX Registration Statement on Form S-3 (Reg. No. 333-46225) (the "Prospectus") and copies of all press releases issued by PRGX since December 31, 1997 (collectively, the "PRGX/Purchaser Disclosure"). Seller and each Stockholder acknowledge and agree that Seller and the Stockholders have received all information it, he or she requires in order to make it, his or her respective investment decision herein.

                  (i) Seller and each of the Stockholders represent and warrant that it or he has such knowledge and experience in financial and business matters, and particularly the business conducted by PRGX, and is capable of evaluating the risk of the investment in PRGX Shares contemplated by this Agreement.

                  (j) Seller and each of the Stockholders represent and warrant that it or he has carefully read this Agreement and discussed its requirements and other applicable limitations (including those set forth in Rule 144 under the Securities Act of 1933, as amended) with respect to the transfer or other disposition of the PRGX Shares with legal counsel.

         4.26 FULL DISCLOSURE. The statements, representations and warranties made by Seller and the Stockholders in this Agreement and in the Schedules and Exhibits attached hereto do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

                                    ARTICLE 5
                         REPRESENTATIONS AND WARRANTIES
                            OF PRGX AND THE PURCHASER

         In order to induce Seller and the Stockholders to enter into this Agreement and consummate the transactions contemplated hereby, each of PRGX and the Purchaser represents and warrants to Seller and the Stockholders as follows, each of which representations and warranties is material to and relied upon by Seller and the Stockholders:

         5.1 ORGANIZATION OF PRGX AND THE PURCHASER. Each of PRGX and the Purchaser is a corporation duly organized and validly existing under the laws of the State of Georgia and has the corporate power and authority to own its property and to carry on its business as now being conducted by it. Purchaser is, or prior to the Closing will be, duly qualified to transact business as a foreign corporation in California.

         5.2 CORPORATE POWER AND AUTHORITY; DUE AUTHORIZATION. Each of PRGX and the Purchaser has full corporate power and authority to execute and deliver this Agreement and each of the other agreements, documents and instruments referenced in this Agreement to which the Purchaser and/or PRGX is or will be a party (the "Purchaser's Transaction Documents") and to consummate the transactions contemplated hereby and thereby. The Board of Directors of PRGX and the Purchaser has duly approved and authorized the execution and delivery this Agreement and each of the Purchaser's Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and no other corporate proceedings on the part of the Purchaser or PRGX are necessary to approve and authorize the execution and delivery of this Agreement and such Purchaser's Transaction Documents and the consummation of the transactions contemplated hereby and thereby. Assuming that this Agreement and each of the Purchaser's Transaction Documents constitutes a valid and binding agreement of Seller and/or the Stockholders, as the case may be, this Agreement and each of the Purchaser's Transaction Documents constitutes, or will constitute when executed and delivered, a valid and binding agreement of PRGX and the Purchaser, enforceable against PRGX and the Purchaser in accordance with its terms, subject to laws of general application in effect affecting creditors' rights and subject to the exercise of judicial discretion in accordance with general equitable principles.

         5.3 NO CONFLICT; CONSENTS. The execution and delivery by PRGX and the Purchaser of this Agreement, the Purchaser's Transaction Documents and the consummation by PRGX and the Purchaser of the transactions contemplated hereby and thereby do not and will not (a) require, other than compliance with applicable requirements of the HSR Act, if any, and the consent of NationsBank, N.A., the consent, approval or action of, or any filing or notice to, any corporation, firm, person or other entity or any public, governmental or judicial authority; (b) violate the terms of any instrument, document or agreement to which PRGX or the Purchaser is a party, or by which PRGX or the Purchaser or the property of PRGX or the Purchaser is bound, or be in conflict with, result in a breach of or constitute (upon the giving of notice or lapse of time, or both) a default under any such instrument, document or agreement; (c) violate PRGX's or the Purchaser's Articles of Incorporation or Bylaws; or (d) violate any order, writ, injunction, decree, judgment, ruling, law or regulation of any federal, state, county, municipal, or foreign court or governmental authority applicable to PRGX or the Purchaser, or the business or assets of PRGX or the Purchaser, and relating to the transactions contemplated herein.

         5.4 SHARES TO BE DELIVERED. The PRGX Shares, when issued and delivered to the Seller pursuant to this Agreement, will be duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of PRGX, free of liens and encumbrances created by PRGX except as set forth in this Agreement.

         5.5 PRGX/PURCHASER DISCLOSURE. As of the date hereof, PRGX has made all necessary filings pursuant to the applicable requirements of the Act and the Securities Exchange Act of 1934, as amended (collectively, the "PRGX Public Reports"). The PRGX Public Reports contained in the PRGX/Purchaser Disclosure (as defined in Section 4.26(h) hereof) comply, or did comply at the respective times of the filing thereof, in all material respects with the applicable requirements of the Act (as defined in Section 4.26(a) hereof) and the Securities Exchange Act of 1934, as amended, and, as of the dates thereof, to Purchaser's knowledge, did not contain any untrue statement of any material fact or omit to state a material fact required therein to be stated or omit to state a material fact in order to make the statements therein not misleading. All financial statements set forth in the PRGX Public Reports present fairly the consolidated financial condition of PRGX and its affiliates as of (or for the years ending on) their respective dates. Notwithstanding the foregoing, in respect of the Private Securities Litigation Reform Act of 1995, statements made by PRGX in its PRGX Public Reports which are not historical facts, including projections, statements of plans, objectives, expectations, or future economic performance, are forward looking statements that involve risks and uncertainties and are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. PRGX's future financial performance could differ significantly from that set forth in the PRGX Public Reports, and from the expectation of management. Important factors that could cause the PRGX Public Reports' financial performance to differ materially from past results and from those expressed in any forward looking statements include, without limitation, seasonality of Purchaser's business, fluctuations in its quarterly operating results, dependence on key clients, Purchaser's ability to replace revenues from clients who discontinue engagements with Purchaser with revenues from new or existing clients, client bankruptcies, uncertainty of revenue recognition estimates and collection of contract receivables, risks associated with acquisitions and Purchaser's management of expanding operations, and risks associated with international operations. For further information and other risk factors, refer to PRGX's Report on Form 10- K for the year ended December 31, 1997, including the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section thereof, as well as the Risk Factors section of the Prospectus, and other PRGX/Purchaser Disclosure.

         5.6 AUTHORIZED CAPITAL STOCK. As of the date hereof, the authorized capital stock of PRGX consists of 60,000,000 shares of Common Stock, no par value per share, and 1,000,000 shares of preferred stock, no par value per share. As of June 30, 1998, there were 21,965,982 shares of Common Stock of PRGX issued and outstanding; there were 4,500,000 shares of Common Stock reserved for issuance pursuant to PRGX's Stock Incentive Option Plan,

2,811,293 of which have been granted and were outstanding as of June 30, 1998, of which 524,306 were exercisable; and there were no shares of preferred stock outstanding.

         5.7 BROKERS FEES AND EXPENSES. Except for BancAmerica Robertson Stephens (whose fee will be paid by Purchaser), the Purchaser has not retained or utilized the services of any broker or finder or paid or agreed to pay any fee or commission for or on account of the transactions contemplated hereby, or had any communications with any person or entity which would obligate Seller or the Stockholders to pay any such fees or commissions.

         5.8 NO ADVERSE CHANGES. Except as may be set forth in any of the PRGX Public Reports or the PRGX/Purchaser Disclosure, from December 31, 1997 to the date of this Agreement, PRGX has not suffered any material adverse change in its business, operations, properties (including intangible properties), condition (financial or otherwise), assets, liabilities or regulatory status.

         5.9 FINANCING COMMITMENT. Purchaser has provided to Seller a true and correct copy of Purchaser's financing commitment (the "Commitment Letter") dated July 17, 1998, with respect to certain credit facilities expected to be provided to PRGX.


                                    ARTICLE 6
                                 INDEMNIFICATION

         6.1      INDEMNIFICATION BY THE SELLER AND THE STOCKHOLDERS.

                  (a) In addition to any other indemnification obligation of Seller or the Stockholders under any other provision hereof, Seller and each of the Stockholders hereby jointly and severally indemnify and hold the Purchaser, and its affiliates, directors, officers, employees and agents, harmless from and against all claims, liabilities, lawsuits, costs, damages or expenses (including, without limitation, reasonable attorneys' fees and expenses incurred in litigation or otherwise) arising out of and sustained by any of them due to or relating to (i) any misrepresentation or breach of any representation or warranty, or breach, nonfulfillment of, or failure to perform, any covenant, obligation or agreement of Seller or any of the Stockholders contained in this Agreement or any Transaction Document (without regard to any qualification contained herein or therein with respect to the absence of a Material Adverse Effect and as if the threshold for disclosure under Section 4.8 hereof for undisclosed liabilities was $5,000); and (ii) any liability or obligation suffered by the Purchaser, whether or not the existence or assertion of such liability or obligation would constitute a breach of any representation, warranty, covenant, obligation or agreement contained herein or in any Transaction Document relating to the operation of the Business, or the ownership or use of the Purchased Assets (including, by way of illustration but not limitation, any and all known or unknown, fixed or contingent, claims or liabilities; income, payroll, sales or other Tax liabilities of Seller or the Business (including, without limitation, any Taxes on the sale by Seller to Purchaser of the Purchased Assets); obligations owed by Seller to its auditors or other service providers in respect of commissions for cash receipts of clients accrued prior to the Effective Date; debts, contracts, agreements, obligations, damages, costs and expenses claimed or demanded by third parties against the Purchaser; and the matters referred to in Schedule 6.1 hereof) arising out of the operation of the Business or the ownership or use of the Purchased Assets prior to the Effective Date other than the Assumed Liabilities (collectively, "Section 6.1 Indemnified Claims").

                  (b) In the event (i) Purchaser shall be required to refund or repay to any client or customer any fee or portion thereof received by Seller prior to the Effective Date, or (ii) any client or customer is entitled to repayment of any fee or portion thereof paid to Seller prior to the Effective Date and such client or customer offsets such repayment from amounts due Purchaser after Closing or Seller after the Effective Date, Seller and each Stockholder agree jointly and severally to indemnify and hold Purchaser harmless from and against the entire amount of such refund, repayment or offset.

         6.2 INDEMNIFICATION BY THE PURCHASER. In addition to any other indemnification obligation of the Purchaser hereunder, the Purchaser hereby indemnifies and holds the Seller and each of the Stockholders and the Stockholders' and Seller's affiliates, directors, officers, employees and agents harmless from and against all claims, liabilities, lawsuits, costs, damages or expenses (including without limitation reasonable attorneys fees and expenses incurred in litigation or otherwise) arising out of and sustained by any of them due to or relating to (a) any misrepresentation or breach of any representation, warranty, covenant or agreement of the Purchaser in this Agreement or any of the Purchaser's Transaction Documents; and (b) any Assumed Liabilities and any liability or obligation incurred by any of the Stockholders relating to the operation of Seller's Business by the Purchaser, or the ownership or use of the Purchased Assets by the Purchaser, from and after the Closing Date, other than any Section 6.1 Indemnified Claims (collectively, "Section 6.2 Indemnified Claims").

         6.3 PROVISIONS REGARDING INDEMNIFICATION. The indemnified party (or parties) shall promptly notify the indemnifying party (or parties) of any claim, demand, action or proceeding for which indemnification will or may be sought under Section 6.1 or 6.2 of this Agreement (which notice shall state with reasonable specificity the subject matter of and basis for such claim, and a good faith estimate of the amount in dispute) and provide all pleading and other documentation relating to such claim, demand, action or proceeding, and, if such claim, demand, action or proceeding is a third party claim, demand, action or proceeding, the indemnifying party will have the right, at its expense, to assume the defense thereof using counsel reasonably acceptable to the indemnified party. At its own expense, the indemnified party shall have the right to participate in, but not control, the defense of any such third party claim, demand, action or proceeding. In connection with any such third party claim, demand, action or proceeding, Seller, the Stockholders and the Purchaser shall cooperate with each other. No such third party claim, demand, action or proceeding shall be settled without the prior written consent of the indemnified party; provided, however, that if a firm, written offer is made to settle any such third party claim, demand, action or proceeding and the indemnifying party proposes to accept such settlement and the indemnified party refuses to consent to such settlement, then: (i) the indemnifying party shall be excused from, and the indemnified party shall be solely responsible for, all further defense of such third party claim, demand, action or proceeding; and (ii) the maximum liability of the indemnifying party relating to such third party claim, demand, action or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from the indemnified party on such third party claim, demand, action or proceeding is greater than the amount of the proposed settlement.

         6.4 SURVIVAL. All representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement, any examination by or on behalf of the party or parties to whom they were made, the Closing and the completion of the transactions contemplated herein for a period ending on date (which shall not be later than March 31, 2000) on which Purchaser's independent accountants shall issue an unqualified audit report on Purchaser's financial statement at and for the period ended December 31, 1999 and shall thereafter cease to be of any force and effect, except for (a) claims as to which notice has been given in accordance with Section 6.3 hereof prior to such date and which are pending on such date and (b) representations, warranties, covenants and agreements relating to title to the Purchased Assets, ownership of stock of Seller or by the Stockholders, Taxes, and Employee Benefit Plans, each of which shall survive until the end of the statute of limitations applicable to the underlying claim for which indemnification is sought. All covenants and agreements contained in this Agreement and in the Transaction Documents and the Purchaser's Transaction Documents shall survive the execution, delivery and closing of this Agreement and the consummation of the transactions contemplated herein.

         6.5 RIGHT OF SET-OFF. Without limiting other remedies available to Purchaser, Purchaser shall have the right to set-off any amounts payable by Seller or the Stockholders to Purchaser pursuant to the indemnification provisions in this Article 6 against any payment due under the Earn Out Agreement or any Stockholder's respective employment agreements, consulting agreements or compensation agreements with Purchaser.

         6.6 LIMITATIONS. (a) Notwithstanding anything to the contrary contained herein, Purchaser will not assert a claim against Seller or the Stockholders with respect to a Section 6.1 Indemnified Claims until the total of all Section 6.1 Indemnified Claims (except claims in respect of payroll and other tax liabilities; compliance with laws and regulations relating to employee benefit plans; the matter identified in Schedule 6.1 hereof; and existing litigation, arbitrations and mediations, which shall not be subject to this limitation, but may be asserted without regard to the Base Amount) equals or exceeds in the aggregate $200,000 (the "Base Amount"), at which time all Section
6.1 Indemnified Claims, including such Base Amount, may be claimed in full and, if indemnifiable under this Article 6, shall be indemnified in full.

                  (b) Notwithstanding anything to the contrary contained herein, in no event will (i) Seller be liable for indemnification pursuant to
Section 6.1 for any amount exceeding $45,000,000, (ii) Loder be liable for indemnification pursuant to Section 6.1 for any amount exceeding $33,750,000, or
(iii) Bryne be liable for indemnification pursuant to Section 6.1 for any amount exceeding $11,250,000.

         6.7 ARBITRATION. Except for disputes, controversies or claims under this Article 6 which involve a consolidation, cross claim or like proceeding in connection with any third party claim, demand, action or proceeding, and except for disputes, controversies or claims where a party is seeking specific performance or other equitable relief, all disputes, controversies or claims arising out of or relating to this Article 6 shall be resolved through binding arbitration in accordance with the procedures set forth in Section 5.1 of the Earn Out Agreement.


                                    ARTICLE 7
                          CONDITIONS TO OBLIGATIONS OF
                         PRGX AND THE PURCHASER TO CLOSE

         Each and every obligation of PRGX and the Purchaser under this Agreement to be performed on or prior to the Closing shall be subject to the fulfillment, on or prior to the Closing, of each of the following conditions unless and to the extent any such condition is expressly waived in writing by PRGX and the Purchaser:

         7.1 REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. The representations and warranties made by Seller and the Stockholders in or pursuant to this Agreement or given on their behalf hereunder shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and effective as of the Closing Date.

         7.2 OBLIGATIONS PERFORMED. Seller and the Stockholders shall have performed and complied in all material respects with all agreements, conditions and obligations required by this Agreement to be performed or complied with by them prior to or at the Closing.

         7.3 CONSENTS. Seller shall have obtained and delivered to Purchaser written consents of all persons or entities described in Schedule 4.4.

         7.4 HSR ACT. The parties shall have complied with the HSR Act, and any waiting period (and any extension thereof) under the HSR Act applicable to the transaction contemplated hereby shall have expired or been terminated.

         7.5 CLOSING DELIVERIES Seller and the Stockholders shall have delivered to Purchaser each of the following, together with any additional items which Purchaser may reasonably request to effect the transactions contemplated herein:

                  (a)      possession of the Purchased Assets;

                  (b) a certified copy of the corporate resolutions of the directors of Seller and the Stockholders authorizing the transactions contemplated herein and the execution, delivery and performance of this Agreement and the Transaction Documents by Seller, together with an incumbency certificate with respect to officers of Seller executing documents or instruments on behalf of Seller;

                  (c) a certificate of the President of Seller certifying as to the matters set forth in Sections 7.1 and 7.2 hereof and as to the satisfaction of all other conditions set forth in this Article 7;

                  (d) the Bill of Sale, the Assignment and Assumption Agreement and the other documents described in Section 1.3 hereof;

                  (e) the Earn Out Agreement duly executed by Seller and Stockholders;

                  (f) the Noncompetition and Nonsolicitation Agreements duly executed by Seller and the Stockholders;

                  (g) an opinion of independent counsel to Seller and the Stockholders substantially in the form of Exhibit 7.5(g) attached hereto;

                  (h) the Employment Agreement duly executed by and with respect to each Stockholder;

                  (i) the Lock-up Agreement referred to in Section 3.8 duly executed by Seller;

                  (j) any spouses of the Stockholders shall have executed and delivered the spousal consents referred to in Section 3.13; and

                  (k) any other documents or agreements contemplated hereby and/or necessary or appropriate to consummate the transactions contemplated hereby.

         7.6 NO CHALLENGE. There shall not be pending or threatened any action, proceeding or investigation before any court or administrative agency by any government agency or any pending action by any other person, challenging, or seeking material damages in connection with, the acquisition by the Purchaser of the Purchased Assets or the ability of Purchaser, PRGX or any of their affiliates to own and operate Seller's Business or otherwise materially adversely affecting the Business, assets, prospects, financial condition or results of operations of Seller.

         7.7 NO INVESTIGATIONS OF SELLER OR BUSINESS. As of the Closing Date there shall be no, and neither Seller nor any of the Stockholders shall have any knowledge of or reason to know of any, pending or threatened, investigation by any municipal, state or federal government agency or regulatory body with respect to Seller, the Purchased Assets or Seller's Business which would result in a Material Adverse Effect.

         7.8 NO MATERIAL ADVERSE EFFECT. From the date of this Agreement to the Closing, there shall not have occurred any Material Adverse Effect (as defined in Section 4.6 hereof) on the Business, financial condition, results of operation and/or Purchased Assets (without giving effect to the consequences of the transaction contemplated by this Agreement) of Seller, whether reflected in financial statements, the Schedules attached hereto or otherwise.

         7.9 LEGALITY. No federal or state statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which is in effect and has the effect of making the transactions contemplated herein illegal or otherwise prohibiting the consummation of the transactions contemplated herein.

         7.10 TAX CLEARANCE LETTERS. Seller shall obtain tax clearance letters in respect of Seller from applicable state authorities in respect of Seller's outstanding income, employment, withholding, sales and use, and similar tax liabilities, if any.

         7.11 KEY MAN LIFE INSURANCE. Purchaser shall be able to obtain key man life insurance policies on Loder and Byrne in the respective amounts of $30,000,000 and $10,000,000 from an insurance company rated at least A++ by A.M. Best.

         7.12 FUNDING ON COMMITMENT LETTER. Purchaser shall have received funding under the Commitment Letter to the extent necessary to consummate the transactions contemplated by this Agreement.


                                    ARTICLE 8
                             CONDITIONS TO SELLER'S
                        AND THE STOCKHOLDERS' OBLIGATIONS

         Each and every obligation of Seller and the Stockholders under this Agreement to be performed on or prior to the Closing, shall be subject to the fulfillment, on or prior to the Closing, of each of the following conditions unless and to the extent any such condition is specifically waived in writing by Seller and the Stockholders:

         8.1 REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. The representations and warranties made by PRGX and the Purchaser in or pursuant to this Agreement or given on its behalf hereunder shall be true and correct in all material respects, on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and effective as of the Closing Date.

         8.2 OBLIGATIONS PERFORMED. PRGX and the Purchaser shall have performed and complied in all material respects with all agreements, conditions and obligations required by this Agreement to be performed or complied with by it prior to or at the Closing.

         8.3 HSR ACT. The parties shall have complied with the HSR Act, and any waiting period (and any extension thereof) under the HSR Act applicable to the transaction contemplated hereby shall have expired or been terminated.

         8.4 CLOSING DELIVERIES. PRGX and/or the Purchaser shall have delivered to the Stockholders each of the following, together with any additional items which the Stockholders may reasonably request to effect the transactions contemplated herein:

                  (a) certified copies of the corporate resolutions of the Board of Directors of the Purchaser and the Board of Directors of PRGX authorizing the transactions contemplated herein and the execution, delivery and performance of this Agreement and the Purchaser's Transaction Documents by PRGX and the Purchaser, as applicable, together with incumbency certificates with respect to the respective officers of the Purchaser executing documents or instruments on behalf of the Purchaser, and, in respect of PRGX, authorizing the issuance of the PRGX Shares to Seller;

                  (b) a certificate of a duly authorized officer of the Purchaser and a duly authorized officer of PRGX certifying as to the matters set forth in Sections 8.1 and 8.2 hereof and as to the satisfaction of all other conditions set forth in this Article 8;

                  (c) the Closing Cash Consideration and written confirmation from Purchaser's transfer agent that stock certificates representing the Closing PRGX Shares have been issued in the name of Seller;

                  (d) the Earn Out Agreement, duly executed by Purchaser and PRGX;

                  (e)      the documents and instruments described in Section
1.3 hereof;

                  (f) the respective Employment Agreements for and with respect to the Stockholders, duly executed by Purchaser;

                  (g) the Noncompetition and Nonsolicitation Agreements referred to in Section 3.4 hereof duly executed by the Purchaser; and

                  (h) any other documents or agreements contemplated hereby and/or necessary or appropriate to consummate the transactions contemplated hereby.

         8.5 NO CHALLENGE. There shall not be pending or threatened any action, proceeding or investigation before any court or administrative agency by any government agency or any pending action by any other person, challenging or seeking material damages in connection with, the acquisition by the Purchaser of the Purchased Assets pursuant to the transactions contemplated herein or the ability of PRGX or the Purchaser or any of its affiliates to own and operate the Business or otherwise materially adversely affecting the Business, assets, prospects, financial condition or results of operations of Seller.

         8.6 NO INVESTIGATIONS OF PRGX OR THE PURCHASER. As of the Closing Date there shall be no pending or threatened investigation by any municipal, state or federal government agency or regulatory body with respect to PRGX or the Purchaser, the Purchaser's assets or the Purchaser's business which would result in a material adverse effect on Purchaser's business, operations, properties (including intangible properties), condition (financial or otherwise) assets, liabilities or regulatory status of PRGX or the Purchaser.

         8.7 LEGALITY. No federal or state statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which is in effect and has the effect of making the transactions contemplated herein illegal or otherwise prohibiting the consummation of the transactions contemplated herein.

         8.8 CONSENTS. Purchaser shall have obtained and delivered to Seller written consents of all persons or entities whose consent is required to consummate the transactions contemplated herein, if any, and all of such consents shall remain in full force and effect at and as of the Closing.

         8.9 FUNDING ON COMMITMENT LETTER. Purchaser shall have received funding under the Commitment Letter to the extent necessary to consummate the transactions contemplated by this Agreement.


                                    ARTICLE 9
                                   TERMINATION

         9.1 TERMINATION. This Agreement may be terminated at any time before the Closing Date:

                  (a) by mutual written consent of PRGX, the Purchaser, Seller and the Stockholders;

                  (b) by PRGX or Purchaser, if there occurs a Material Adverse Effect as described in Section 7.8 hereof;

                  (c) by any nonbreaching party hereto if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of any nonterminating party hereto and, in the case of any such breach which is curable by the non-terminating party, which the non-terminating party has failed to either promptly commence and proceed with all due diligence to cure and shall not have in fact cured such breach within thirty (30) days following notice of such breach by the nonbreaching party to the non-terminating party; or

                  (d) by either Purchaser or Seller if the Closing is not consummated on or before the Outside Date (as defined below) unless such failure of consummation is due to the failure of the terminating party to observe or perform in any material respect the covenants, agreements and conditions hereof to be performed or observed by it at or before the Closing Date. As used herein, the "Outside Date" shall mean July 31, 1998, unless the condition set forth in Sections 7.4 and 8.3 shall not have been satisfied by such date, in which case the Outside Date shall be August 31, 1998.

         9.2 EFFECTS OF TERMINATION. In the event this Agreement is terminated pursuant to Section 9.1(a), 9.1(b) or 9.1(d) above, no party shall have any obligations to the others hereunder except for those obligations in respect of confidentiality and the return of confidential information set forth in Section 3.1(d) hereof and as set forth in the certain Nondisclosure Agreements between Seller and Purchaser dated April 14, 1998 and April 26, 1998 (collectively, the "Nondisclosure Agreements"). If this Agreement is terminated pursuant to Section 9.1(c), the obligations in respect of confidentiality and the return of confidential information set forth in Section 3.1(d) hereof and set forth in that certain Nondisclosure Agreements shall remain in effect and each party hereto may exercise all remedies available to it under this Agreement, at law or in equity.


                                   ARTICLE 10
                            MISCELLANEOUS PROVISIONS

         10.1 SEVERABILITY. If any provision of this Agreement is prohibited by the laws of any jurisdiction as those laws apply to this Agreement, that provision shall be ineffective to the extent of such prohibition and/or shall be modified to conform with such laws, without invalidating the remaining provisions hereto.

         10.2 MODIFICATION. This Agreement may not be changed or modified except in writing specifically referring to this Agreement and signed by each of the parties hereto.

         10.3 ASSIGNMENT, SURVIVAL AND BINDING AGREEMENT. This Agreement and the Transaction Documents and the Purchaser's Transaction Documents (a) may not be assigned by PRGX or the Purchaser on or prior to the Closing without the prior written consent of Seller and the Stockholders (except that Purchaser may so assign this Agreement to a wholly owned subsidiary of Purchaser or PRGX without the prior consent of, but with notice to, Seller), (b) may not be assigned by PRGX or Purchaser after the Closing, except to an affiliate of PRGX, without the prior written consent of Seller and Stockholders, and (c) may not be assigned by Seller or any of the Stockholders at any time, without the prior written consent of Purchaser. The terms and conditions hereof shall survive the Closing as provided herein and shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

         10.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.5 NOTICES. All notices, requests, demands, claims or other communications hereunder will be in writing and shall be deemed duly given if personally delivered, sent by telefax, sent by a recognized overnight delivery service which guarantees next day delivery

("Overnight Delivery") or mailed by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to Seller or the Stockholders:       Loder, Drew & Associates, Inc.
                                        31831 Camino Capistrano
                                        Suite 200
                                        San Juan Capistrano, CA 92675
                                        Attn: Ronald K. Loder
                                        Telefax: (949) 487-0125

         with a copy to:                Skadden, Arps, Slate, Meagher
                                             & Flom LLP
                                        300 South Grand Avenue
                                        Suite 3400
                                        Los Angeles, CA 90071-3144
                                        Attn: Joseph J. Giunta, Esq.
                                        Telefax: (213) 687-5600

If to PRGX or the Purchaser:            The Profit Recovery Group
                                        International I, Inc.
                                        2300 Windy Ridge Parkway
                                        Suite 100 North
                                        Atlanta, GA 30339-8426
                                        Attention: Clinton McKellar, Jr.,
                                                   Senior Vice President and
                                                   General Counsel
                                        Telefax: (770) 779-3034

         with a copy to:                Arnall Golden & Gregory, LLP
                                        2800 One Atlantic Center
                                        1201 West Peachtree Street
                                        Atlanta, Georgia 30309-3400
                                        Attention: Jonathan Golden, Esq.
                                        Telefax: (404) 873-8701

or at such other address as any party hereto notifies the other parties hereof in writing. The parties hereto agree that notices or other communications that are sent in accordance herewith (i) by personal delivery or telefax, will be deemed received on the day sent or on the first business day thereafter if not sent on a business day, (ii) by Overnight Delivery, will be deemed received on the first business day immediately following the date sent, and (iii) by U.S. mail, will be deemed received three (3) business days immediately following the date sent. For purposes of this Agreement, a "business day" is a day on which Purchaser is open for business and shall not include a Saturday or Sunday or legal holiday. Notwithstanding anything to the contrary in this Agreement, no action shall be required of the parties hereto except on a business day and in the event an action is required on a day which is not a business day, such action shall be required to be performed on the next succeeding day which is a business day.

         10.6 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. Except for the Nondisclosure Agreements which remain in full force and effect in accordance with the terms thereof, this Agreement, together with the Exhibits and Schedules attached hereto, constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, is not intended to confer upon any person other than Seller, PRGX, the Purchaser and the Stockholders, any rights or remedies hereunder.

         10.7 FURTHER ASSURANCES. The parties to this Agreement agree to execute and deliver, both before and after the Closing, any additional information, documents or agreements contemplated hereby and/or necessary or appropriate to effect and consummate the transactions contemplated hereby. Each of the Stockholders and Seller agree to provide to PRGX and the Purchaser, both before and after the Closing, such information as PRGX and the Purchaser may reasonably request in order to consummate the transactions contemplated hereby and to effect an orderly transition of the Business following Closing. Each of PRGX and the Purchaser agree to provide to the Stockholders and Seller, both before and after the Closing, such information as the Stockholders and Seller may reasonably request in order to consummate the transactions contemplated hereby and to effect an orderly transition of the Business following Closing.

         10.8 GOVERNING LAW. Except as otherwise expressly provided herein, this Agreement shall be governed by and construed under the laws of the state of Georgia.

         10.9 PRONOUNS. All personal pronouns in this Agreement, whether used in the masculine, feminine or neuter gender shall include all other genders, and the singular shall include the plural and the plural shall include the singular.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                             PRGX:

                                             The Profit Recovery Group
                                             International, Inc.


                                             By:
                                                --------------------------------
                                             Name:
                                                  ------------------------------
                                             Its:
                                                 -------------------------------


                                             PURCHASER:

                                             The Profit Recovery Group
                                             International I, Inc.


                                             By:
                                                --------------------------------
                                             Name:
                                                  ------------------------------
                                             Its:
                                                 -------------------------------


                                             SELLER:

                                             Loder, Drew & Associates, Inc.


                                             By:
                                                --------------------------------
                                             Name:
                                                  ------------------------------
                                             Its: President


                                             STOCKHOLDERS:


                                             -----------------------------------
                                             Ronald K. Loder

                                             -----------------------------------
                                             H. Richard Byrne

                         LIST OF SCHEDULES AND EXHIBITS

Schedule 1.1(a)   Fixed Assets
Schedule 1.1(g)   Deposits
Schedule 2.2      Accounts Payable and Accrued Expenses to be Assumed
Schedule 3.2B     Seller's Employment Agreements
Schedule 3.7      Allocation of the Purchase Price
Schedule 3.12     Option Recipients
Schedule 4.1      Jurisdictions in which Seller is Qualified to do business
Schedule 4.2      Seller's Directors and Officers
Schedule 4.3      Permitted Encumbrances
Schedule 4.4      Consents
Schedule 4.5      Capitalization
Schedule 4.8      Financial Information
Schedule 4.11A    Trade Payables and Accrued Expenses as of Date of Agreement
Schedule 4.11B Other Debts, Obligations Guaranties and Liabilities as of Date of Agreement
Schedule 4.14     Accounts Receivable
Schedule 4.15     Bank Accounts
Schedule 4.16     Contracts
Schedule 4.17     Intellectual Property
Schedule 4.18     Leases
Schedule 4.19     Litigation
Schedule 4.20     Insurance
Schedule 4.21 Benefit Plans, Employees, etc., and List of Accrued Vacation Obligations
Schedule 4.23     Material Changes
Schedule 4.24     Certain Arrangements
Schedule 6.1      Indemnification Matter

Exhibit 1.3(a)    Form of Bill of Sale
Exhibit 1.3(b)    Form of Assignment and Assumption Agreement
Exhibit 2.1(b)    Earn Out Agreement
Exhibit 3.2A
 and 3.2B         Form of Employment Agreements
Exhibit 3.4A
 and 3.4B         Forms of Noncompetition and Nonsolicitation Agreements with
                  Seller and each Stockholder
Exhibit 3.8A      Form of Lock-Up Agreements
Exhibit 3.12      Form of Stock Option Agreement
Exhibit 3.13(a)   Investor Information Questionnaire
Exhibit 3.13(b)   Form of Spousal Consent
Exhibit 7.5(g)    Form of Opinion of Seller's and the Stockholders' Counsel

                                                                  EXHIBIT 2.1

                        CONFIDENTIAL TREATMENT REQUESTED

         CONFIDENTIAL PORTIONS OF THIS AGREEMENT WHICH HAVE BEEN REDACTED ARE MARKED WITH BRACKETS ("[ ]"). THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


                                 EXHIBIT 2.1(B)
                               EARN OUT AGREEMENT


         THIS AGREEMENT is made and entered into as of the 6th day of August, 1998, but effective as of July 1, 1998, by and among THE PROFIT RECOVERY GROUP INTERNATIONAL I, INC., a Georgia corporation (the "Company"), LODER, DREW & ASSOCIATES, INC., a California corporation ("Seller"), RONALD K. LODER ("Loder") and H. RICHARD BYRNE ("Byrne"), each a California resident and being the sole stockholders of Seller (collectively, "Stockholders" and individually, a "Stockholder").

                                    RECITALS:

         A. Concurrently with the date of this Agreement, Seller has sold to the Company substantially all of Seller's assets in accordance with that certain Asset Purchase Agreement (the "Purchase Agreement") dated effective as of July 1, 1998 among the Company, The Profit Recovery Group International, Inc., a Georgia corporation ("PRGX"), Seller and the Stockholders.

         B. Prior to the date hereof, Seller has been engaged in the business (the "Business") of auditing accounts payable, expenses, capital expenditures, and various payment arrangements or obligations between its clients ("Clients") and their suppliers, vendors, landlords and taxing authorities (the "Client Payees") for the purposes of identifying and documenting overbilling by and refund, credit or chargeback claims for overpayments to, the Client Payees (the "Audit Activities") and rendering management advisory services associated with the Audit Activities.

         C. The Company is also engaged in the Business and intends to continue to conduct the Business previously conducted by Seller as a division (the "Division") of the Company.

         D. In accordance with the terms of the Purchase Agreement, the parties hereto desire to enter into this Agreement to provide for the calculation and payment of any additional "Purchase Price" which may become payable by the Company in consideration of the acquisition of the assets of Seller which the Company has acquired as provided by the Purchase Agreement.

         NOW, THEREFORE, in consideration of the covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

         "ACCOUNTANTS" shall mean KPMG Peat Marwick LLP, or such other independent accounting firm from time to time engaged as the principal accountant to audit the consolidated financial statements of the Company.

         "ACCOUNTING PRINCIPLES" shall mean the accrual method of accounting under GAAP using the accounting policies adopted by Seller in connection with the preparation of Seller's audited financial statements at December 31, 1997 and for the year then ended, as certified by KPMG Peat Marwick LLP, except (a) income from ship and debit Business shall be accounted for under the accrual method at the time such income is invoiced to clients for their immediate payment, and (b) recoverable draws paid to employees will be recorded as receivables as opposed to expensed.

         "BORROWING RATE" for any fiscal quarter shall mean the lowest interest rate per annum available to PRGX for borrowed funds under the senior credit facility being maintained by the Company at the commencement of such fiscal quarter.

         "COMPANY" shall mean the Company together with its affiliates including, without limitation, PRGX.

         "EARN OUT PAYMENTS" means those payments, if any, by the Company to the Seller referred to in Section 3 of this Agreement.

         "EARN OUT PERIOD" or "EARN OUT PERIODS" means either or both of the First Earn Out Period or the Second Earn Out Period, as the context may require.

         "FIRST BREAK POINT" is defined in Section 3.2 of the Memorandum of Understanding.

         "FIRST EARN OUT PERIOD" shall mean the period commencing on July 1, 1998 and ending on December 31, 1998.

         "FISCAL YEAR" means the twelve month period commencing on January 1 of each calendar year and ending on December 31 of such calendar year. To the extent this Agreement refers to a quarter within a Fiscal Year, such reference shall mean each of the four calendar quarters ending on March 31, June 30, September 30 and December 31 of each Fiscal Year. To the extent any computation or other provision hereof provides for an action to be taken on the basis of a Fiscal Year or a period within a Fiscal Year, an appropriate proration or other adjustment shall be made in respect of any period less than a full Fiscal Year to reflect such partial period.





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



         "GAAP" means United States generally accepted accounting principles in effect July 1, 1998, applied consistently throughout the period involved.

         "MEMORANDUM OF UNDERSTANDING" means the Memorandum of Understanding contained in Exhibit A attached to and incorporated into this Agreement by reference.

         "OPERATING PROFIT" means the income before state and federal income taxes of the Division computed as set forth in this Agreement. For the Earn Out Periods, such Operating Profit shall be determined by the Pro Forma Income Statements or as otherwise determined in accordance with this Agreement. For periods other than Earn Out Periods, such Operating Profit shall be determined based on the Company's internally prepared financial statements using the Accounting Principles.

         "PRG" means the Company and its affiliates exclusive of the Division.

         "PRO FORMA INCOME STATEMENT" shall mean the statements of operations of the Division reported upon by the Accountants in accordance with this Agreement.

         "REMEDY EVENT" shall mean (a) that the Division fails to achieve (i) the Remedy Event Profit for the First Earn Out Period, (ii) the Remedy Event Profit for the quarter ended March 31, 1999, or (iii) the Remedy Event Profit for any periods ended subsequent to the quarter ended March 31, 1999, or (b) both of the Stockholders shall no longer be employed by the Company for reasons other than a termination of such employment of either of the Stockholders (i) by the Company without "cause," or (ii) by the Stockholders for "good reason," as "cause" and "good reason" are each defined in any agreement with respect to employment between the Company and the Stockholders from time to time in effect.

         "REMEDY EVENT PROFIT" shall have the meaning set forth in Exhibit B attached hereto and incorporated herein by reference.

         "SECOND BREAK POINT" is defined in Section 3.2 of the Memorandum of Understanding.

         "SECOND EARN OUT PERIOD" means Fiscal Year 1999.

         2.       Business Operations.

                  2.1 Operations. Subject to the other terms of this Agreement including, without limitation, the Memorandum of Understanding, throughout the Earn Out Periods, the scope of operations of the Division shall be substantially consistent with the Business conducted by Seller prior to the date of this Agreement. Such operations of the Division shall in all material respects comply with any applicable legal requirements. Subject to the terms and provisions of this Agreement and any other written agreements of the Stockholders with the




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



Company, the Stockholders shall have full and complete authority to manage the regular operations of the Division. The Company and the Division shall jointly exercise their respective commercially reasonable efforts to hire a new accounting manager and a divisional chief financial officer as soon as practicable. In so managing the Division, subject to the other provisions of this Agreement, the Stockholders shall operate under the guidance and supervision of the Board of Directors, Chief Executive Officer ("CEO") and President ("President") of the Company. In connection with the operation of the
Division:

                           2.1.1    The Company may, in the sole discretion of
the CEO or President, incur expenses of the Division different from or in excess of those authorized by the Stockholders; provided, that, such different or excess expenses (other than those incurred following the occurrence of a Remedy Event) shall be excluded from the calculation of Operating Profit under this Agreement.

                           2.1.2    Upon the reasonable request of the
Stockholders, the Company may, in its sole discretion, provide the Division with such services and goods and shall provide to the Division such capital as requested by the Stockholders, and the cost of such services, goods or capital so provided by the Company to the Division shall be accounted for as provided in Sections 3.3.4 and 3.3.5 hereof.

                           2.1.3    The Company may, subject to the approval of
the Stockholders, which approval shall not be unreasonably withheld, place additional personnel to work within the Division to facilitate reporting, transition, management succession and other objectives deemed appropriate by the Company, and expenses (other than expenses incurred following the occurrence of a Remedy Event) incurred with respect to such personnel shall be accounted for as provided in Section 3.3.2 hereof.

                           2.1.4    By way of clarification, but not in
limitation, of the actions which may not be taken on behalf of the Division without the prior approval of the Board of Directors, CEO or President (which will not be unreasonably withheld), the Stockholders shall have no authority to
(a) borrow funds or encumber assets, (b) invest cash (except that the Division may invest cash not swept by PRG in investments approved by PRG, which approval shall not be unreasonably withheld), (c) commence or settle any legal actions,
(d) enter into any contract or agreement (including, without limitation, employment agreements) having a term in excess of one year or severance arrangements providing for payments in excess of twelve months salary, or (e) eliminate expenses, other than expenses which would not, in the good faith judgment of the Stockholders, cause the Company to fail to operate in a prudent and lawful manner consistent with the operations of the Division prior to the date hereof.

                           2.1.5    Except in accordance with the Memorandum of
Understanding, the first textual paragraph of Section 2.1 hereof, or as may be approved in writing in advance by the CEO or President, which approval shall not be unreasonably withheld, neither Seller, the




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



Stockholders nor the Division shall directly or indirectly incur any expenses (including, by way of illustration but not limitation, payments to employees of the Division) which would, under United States generally accepted accounting principles as then currently in effect, be recorded as an expense of the Company on its consolidated statement of operations. Without limiting other remedies available to the Company for any violation of this Section 2.1.5, the Company shall be entitled to recover damages from any of the Seller or the Stockholders being responsible for breach of this Section 2.1.5 and to reduce or recover any Earn Out Payments attributable to expenses incurred in violation of this Section.

                           2.1.6    In conducting the operations of the
Division, the Stockholders shall not take any actions or enter into any transactions which deliberately and inappropriately seek short-term benefits to the detriment of profits for periods after expiration of the Earn Out Periods. By way of illustration, but not in limitation, of the foregoing, without the prior written approval of the CEO or President, the Division shall not enter into any arrangements which deliberately increase profits during the Earn Out Periods at the expense of depressing future operating margins or deferring expenses to periods occurring subsequent to the Earn Out Periods or reduce staff in a manner which impairs projected growth of the Division after expiration of the Earn Out Periods.

                           2.1.7    Except for such amount of cash the
Stockholders deem necessary for purposes of the Division's working capital, the Company may sweep all net cash generated by the Division for use by the Company, which shall be accounted for as provided in Section 3.3.7 hereof.

                  2.2      Records, Reports and Accounting Matters.

                           2.2.1    As a part of its regular operations, the
Division shall continue to maintain records and prepare and circulate reports consistent with the policies and guidelines of the Company, GAAP and good business practices. Without limiting the generality of the foregoing, the Division shall prepare and timely provide all such information as may be necessary for the Company to comply with its reporting obligations or as otherwise required by the Company from time to time in accordance with the Company's policies and procedures (which currently require monthly reporting with sufficient lead time to allow consolidated reporting of actual operating results and financial condition as of the end of any month by not later than the 10th of the following month). The Division will cooperate with the Company in the preparation of financial reports which include a comparison of actual results with the comparable line items of the Division's operating budget then being maintained by the Company. Subject to the terms of this Agreement with respect to the preparation of Pro Forma Income Statements, the Company shall have absolute control over all matters related to accounting and reporting obligations.





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



                           2.2.2    Attached hereto as Exhibit D is the
unaudited balance sheet of the Division as of the Effective Date (as defined in the Purchase Agreement), as such balance sheet is restated for the purchase by the Company from the Seller of the Purchased Assets in accordance with the Purchase Agreement (the "Opening Balance Sheet"). The Company, Seller and the Stockholders agree that the Opening Balance Sheet shall be used solely as a basis from which to determine Operating Profit under this Agreement.

                           2.2.3    The Company, the Seller and the Stockholders
agree to cooperate and cause the respective personnel of PRG and the Division to cooperate in connection with the preparation of any financial statements under or in connection with this Agreement and the application by the Accountants of procedures to any such financial statements (including, without limitation, any audits of the financial statements of the Division). Such cooperation shall include, without limitation, the preparation of such preliminary financial statements and related financial schedules, financial reports, organization and availability of records and the completion and execution of normal and customary management representation letters, in each case as the Accountants may reasonably request.

                  2.3      Competition.

                           2.3.1    The Company, the Seller and the Stockholders
agree that the respective businesses of PRG and the Division shall be conducted during the Earn Out Periods consistent with the understandings set forth in the Memorandum of Understanding; provided, that, following any occurrence of a Remedy Event, (a) the Company shall no longer be restricted by the operational restrictions set forth in the Memorandum of Understanding or the terms of this
Section 2.3.1, and (b) revenues from and (except as otherwise specifically provided in this Agreement) expense allocations for the Government, Healthcare, Industrial and Retail/Wholesale Markets (as such terms are defined in the Memorandum of Understanding) shall continue to be allocated between the Division and PRG as set forth in the Memorandum of Understanding for purposes of determining Operating Profit.

                           2.3.2    The parties hereto acknowledge that
circumstances may arise where the operations of the Division and the other operations of the Company may compete for the same clients or other business opportunities. At such times as the Stockholders or the President become aware of any such circumstances or other factors which are likely to lead to such competition, the Stockholders and the appropriate officers of the Company shall consult with each other in good faith. To the extent such competitive circumstances are not otherwise addressed in the Memorandum of Understanding, the Company and the Stockholders shall endeavor in good faith to resolve such competitive or potential competitive circumstances. Absent any such other specific agreement reached by the Stockholders and the Company in good faith, the Division and the Company shall be free to compete without regard to the effect of such competition on the Company or the Earn Out Payments.





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



                  2.4 Remedy Event. Upon the occurrence of a Remedy Event, the terms of Section 2.1 of this Agreement and of the Memorandum of Understanding relative to the autonomous operations of the Division shall no longer be of any force or effect. Without limiting the generality of the foregoing, after the occurrence of a Remedy Event, the Company may take such actions ("Remedy Actions") to increase the level of control over the Division, increase the level of supervision and control over management (including, without limitation, management by the Stockholders) of the Division, take other actions with respect to hiring and firing, modify compensation of employees and consultants, increase, eliminate or reduce operating expenses, incur capital expenditures, determine the rate and other terms and conditions of engagements with Clients, and take other actions in such manner as any of the CEO or President deems appropriate in their respective sole discretion. Any Remedy Actions taken by or on behalf of the Company shall not result in any liability or obligation of the Company (including, without limitation, PRGX and its officers and directors) to the Seller or the Stockholders, including without limitation, any liability or obligation with respect to matters set forth in this Agreement such as, by way of illustration but without limitation, any liability for payment of any Earn Out Payments. Notwithstanding the foregoing, following a Remedy Event (a) this Earn Out Agreement shall remain in full force and effect, (b) the Seller shall remain eligible to receive the Earn Out Payments subject to and in accordance with all of the terms and provisions of this Agreement, (c) revenues from and expense allocations for the Government, Healthcare, Industrial and Retail/Wholesale Markets shall continue to be allocated between the Division and PRG as set forth in the Memorandum of Understanding for purposes of determining Operating Profit and (d) the pro forma adjustments in connection with the calculation of Operating Profit shall continue to be made subject to all of the terms and provisions of this Agreement (including, without limitation, such provisions of this Agreement providing for modification of such pro forma adjustments following the occurrence of a Remedy Event.)

                  2.5      Operational Violations.

                           2.5.1    As a condition to the Stockholders or the
Seller asserting any claim in connection with this Agreement that the Company has violated any of the obligations of the Company under this Section 2 or the Memorandum of Understanding, the Stockholders shall notify the Company in writing of such claim (which notice shall state with reasonable specificity the basis for such claim) promptly after either of the Stockholders have actual knowledge of such claim and (if such violation is curable) allow the Company thirty days following the Company's receipt of such notice to cure such violation. To the extent the Stockholders either fail to give such notice or (having given such notice of an alleged violation which is curable) fail to allow the Company such opportunity to cure such alleged violation which is curable, the Stockholders and the Seller shall be estopped from asserting any such claim against the Company.

                           2.5.2    As a condition to the Company asserting any
claim in connection with this Agreement that the Stockholders or the Seller have violated any of their respective




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                                     [      ] - Confidential Treatment Requested




obligations under this Section 2 or the Memorandum of Understanding, the Company shall notify the Stockholders in writing of such claim (which notice shall state with reasonable specificity the basis for such claim) promptly after the CEO or President has actual knowledge of such claim and (if such violation is curable) allow the Stockholders or the Seller thirty days following the Stockholders' receipt of such notice to cure such violation. To the extent the Company either fails to give such notice or (having given such notice of an alleged violation which is curable) fails to allow the Stockholders or the Seller such opportunity to cure such alleged violation which is curable, the Company shall be estopped from asserting any such claim against the Stockholders and the Seller.

                  2.6 Term. The limitations set forth in this Section 2 concerning the Company's managerial control over the Division shall expire at the end of the Earn Out Periods unless sooner terminated under Section 2.4 hereof.

         3.       Earn Out Payments.

                  3.1 First Earn Out Period. If the Division has Operating Profit for the First Earn Out Period which is less than or equal to $[ ] no Earn Out Payments will be paid by the Company under this Agreement for the First Earn Out Period. If the Division has Operating Profit for the First Earn Out Period which is greater than $[ ] but less than or equal to $[ ], the Company will pay to the Seller an Earn Out Payment equal to $30,303 for each $1.00 by which such Operating Profit for the First Earn Out Period exceeds $[ ]. If the Division has Operating Profit for the First Earn Out Period of greater than $[ ], the Company will pay to the Seller an Earn Out Payment of $20,000,000 plus $3.788 for each $1.00 by which Operating Profit for the First Earn Out Period exceeds $[ ]. In no event shall amounts payable under this Agreement for the First Earn Out Period exceed $30,000,000.

                  3.2 Second Earn Out Period. If the Division has Operating Profit for the Second Earn Out Period of less than or equal to the First Break Point, no Earn Out Payments will be paid by the Company for the Second Earn Out Period. If the Division has Operating Profit for the Second Earn Out Period of greater than the First Break Point but less than or equal to the Second Break Point, the Company will pay to the Seller an Earn Out Payment equal to the quotient of $20,000,000 divided by twenty percent (20%) of the Second Break Point for each $1.00 by which such Operating Profit for the Second Earn Out Period exceeds the First Break Point. If the Division has Operating Profit for the Second Earn Out Period of greater than the Second Break Point, the Company will pay to the Sellers an Earn Out Payment equal to $20,000,000 plus the quotient of $20,000,000 divided by forty percent (40%) of the Second




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                                     [      ] - Confidential Treatment Requested




Break Point for each $1.00 by which such Operating Profit for the Second Earn Out Period exceeds the Second Break Point. In no event will amounts payable under this Agreement for the Second Earn Out Period exceed $40,000,000. For purposes of calculating Earn Out Payments under this Section 3.2 (but not for purposes of determining Remedy Event Profit), Operating Profit of the Division during the First Earn Out Period in excess of $[ ] shall be deemed Operating Profit of the Division for the Second Earn Out Period.

                  3.3 Pro Forma Income Statements. The Company shall engage the Accountants to apply procedures to report upon a pro forma statement of operations of the Division (the "Pro Forma Income Statement") for each of the First Earn Out Period and the Second Earn Out Period in accordance with the Accounting Principles subject to the following adjustments:

                           3.3.1    To the extent of any underpayments of
compensation from those regular (including commission based) compensation expenses of the Division, such adjustments as are necessary to reflect regular (including commission based) compensation expenses including, without limitation, the regular compensation of the Stockholders during the Earn Out Periods; provided, that, the parties acknowledge that the amounts payable under any employment or compensation agreement between the Company, on the one hand, and either of the Stockholders, on the other hand, is regular compensation. By way of illustration (but not in limitation) of the foregoing, any waiver of regular salary of any employee of the Division shall be disregarded for purposes of preparing the Pro Forma Income Statement.

                           3.3.2    Such adjustments as are necessary to reduce
operating expenses to the amount of such expenses which the Division would have incurred (after appropriate recognition of the effect of revenue growth on expenses, increases in costs of operating expenses and any other adjustments appropriate to fairly reflect such adjusted operating expenses) if it operated as a separate entity, to the extent that any such operating expenses of the Division are incurred during either of the Earn Out Periods (a) at the specific and express direction (such as, by way of illustration but not limitation, expenses incurred under Section 2.1.3) of the CEO or President prior to any occurrence of a Remedy Event (so that such expenses incurred prior to the occurrence of a Remedy Event shall not reduce Operating Profit and such expenses incurred after the occurrence of a Remedy Event shall reduce Operating Profit) or (b) as a necessary incident of being a division of the Company when compared to operation as a separate entity (such as, by way of illustration but not limitation, expenses of employee benefit plans). The Stockholders and the Company agree that for purposes of the preceding clause (b), the additional




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



expenses of the Division for intercompany financial reporting shall not be encompassed by such clause (b) and shall be an expense of the Division in determining Operating Profit.

                           3.3.3    The exclusion of any expenses for (a)
federal and state income taxes, (b) expenses related to the consummation of the transactions contemplated by the Purchase Agreement, (c) interest incurred by the Company in connection with the transactions contemplated by the Purchase Agreement, (d) amortization expenses for the goodwill and other intangible assets recorded as a result of the transactions contemplated by the Purchase Agreement, (e) additional incremental expenses incurred as a result of the implementation, administration or enforcement of this Agreement (such as, by way of illustration and not limitation, expenses of preparing Pro Forma Income Statements) which would not have otherwise been incurred as a division of the Company, and (f) any allocation of general corporate overhead expenses of the Company except as otherwise provided in Sections 3.3.4, 3.3.5 or 3.3.6 hereof.

                           3.3.4    Subject to Section 3.3.2(b), including as an
expense (which expense may include depreciation expense for the period of use of capital items) of the Division the cost of services, goods or capital items provided by the Company to the Division based on a reasonable estimate of the actual cost of such services, goods or capital items to the extent such expenses are incurred (a) at the request of the Stockholders, (b) in order to comply with this Agreement, or (c) after the occurrence of a Remedy Event.

                           3.3.5    To the extent that in a fiscal quarter the
Division uses any cash provided by PRG, including as an expense of the Division the Borrowing Rate or the investment rate (whichever would be applicable in such quarter under Section 3.3.7 hereof) on such use of cash.

                           3.3.6    The adjustments set forth in paragraphs 3.3,
6, and 7 of the Memorandum of Understanding.

                           3.3.7    If, during a majority of days in any fiscal
quarter the Company maintains a net borrowing position with respect to its senior revolving line of credit facility, including as income of the Division an amount equal to the Borrowing Rate with respect to all cash balances of the Division swept by the Company under Section 2.1.7 hereof based upon the average of daily amounts of such cash balances over such fiscal quarter (which shall include cash balances as carried over from quarter to quarter). If, during a majority of the days in any fiscal quarter the Company does not maintain a net borrowing position with respect to its senior revolving line of credit facility, including as income of the Division an amount equal to the investment rate earned by the Company with respect to all cash balances of the Division swept by the Company under Section 2.1.7 hereof determined based upon such average investment rate and the average of daily amounts of such cash balances over such fiscal quarter (which shall include cash balances as carried over from quarter to quarter).





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



                           3.3.8    Excluding as an expense of the Division the
difference between the actual wage rate and bonus of the accounting manager and the divisional chief financial officer for the Division (both of whom shall be subject to the reasonable prior approval of PRG) and the wage rate and bonus for the controller of the Division at July 1, 1998.

                           3.3.9    With respect to any sales and audit
employees of the Division hired subsequent to September 30, 1999, excluding as an expense of the Division normal salary, cost of benefits and other direct expenses (including, without limitation, travel and training) for each such new employee incurred during the last quarter of the Second Earn Out Period with respect to the first ninety days of such employees' employment.

                           3.3.10   Excluding as an expense of the Division the
professional fees to the Accountants for annual audits of the Division's financial statements to the extent such cost exceeds $35,000.

                           3.3.11   Excluding as income of the Division any
income which results solely from the reversal of the accounts receivable reserve recorded on the Opening Balance Sheet.

                           3.3.12   Excluding as an expense of the Division (a)
any liability of the Division which is neither assumed by the Company in connection with the Purchase Agreement nor paid by the Company, (b) any expenses for which the Company receives an indemnification payment under the Purchase Agreement to the extent such payment reduces expenses which would otherwise be recorded on the Company's consolidated statement of operations during the Earn Out Periods, and (c) any discretionary bonuses paid to the Stockholders in addition to normal bonuses.

                           3.3.13   Excluding as an expense of the Division any
reserves for accounts receivable of the Division established after the date hereof in excess of amounts calculated on an account-by-account basis in accordance with GAAP.

         An example of a Pro Forma Income Statement is attached to this Agreement at Exhibit E, which the parties shall use as a basis to prepare the Pro Forma Income Statements. In the event of any conflict between Exhibit E and this Agreement, this Agreement shall control. The Company (including, without limitation, the Stockholders and the other personnel of the Division), shall assist and cooperate with the Accountants in the application of such procedures to issue the Accountants' report upon the Pro Forma Income Statements. The Pro Forma Income Statements shall set forth the pro forma adjustments included therein. The engagement of the Accountants shall provide for the completion of such report and delivery of such report with the Pro Forma Income Statement to the Company and the Seller within 120 days following the expiration of each applicable Earn Out Period.





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



                  3.4 Payment. The Pro Forma Income Statements, as delivered by the Accountants to the Company and the Seller in accordance with
Section 3.3 hereof, shall be deemed conclusive and binding on the parties for purposes of determining any payments coming due under this Agreement, unless either of the Seller, on the one hand, or the Company, on the other hand, notifies (the "Dispute Notice") the other in writing within 45 days after receipt of the Pro Forma Income Statement of any disagreements therewith, which notice shall state with reasonable specificity the reasons for any such disagreements and identify the items and amounts in dispute. If any such Dispute Notice is given, the recipient(s) of such notice shall have a period of 30 days following receipt of such notice to give a Dispute Notice in accordance with the requirements of the previous sentence. If the parties are not able to resolve any dispute as among themselves (which said resolution shall be set forth in a written acknowledgement of the resolution of such dispute by all of the parties to such dispute), such dispute may be submitted to arbitration in accordance with the provisions of Section 5 of this Agreement. Only the amounts subject to such dispute shall be submitted to arbitration. To the extent any payment has accrued under Sections 3.1 or 3.2 for amounts which are not in dispute under the Pro Forma Income Statement, the Company and the Seller shall be deemed to have conclusively accepted such Pro Forma Income Statement (subject only to any adjustments to such Pro Forma Income Statement which would be required in connection with the discovery of any facts previously not known to the CEO or President resulting from fraudulent actions of the Stockholders or the Seller). Within 30 days following the deemed acceptance or written acceptance of amounts not in dispute under the Pro Forma Income Statement, the Company shall pay to the Seller the Earn Out Payment accrued under Sections 3.1 or 3.2 of this Agreement with respect to such amounts not in dispute under the Pro Forma Income Statement plus interest on such amount at the Borrowing Rate from the latter of March 1 of the year following the Earn Out Period for which such payment has accrued or the date of receipt by the Company of the certificate from the Stockholders referred to in Section 3.5 hereof.

                  3.5 Condition to Payments. Notwithstanding anything to the contrary contained herein, as a condition to the payment by the Company to the Seller of any Earn Out Payment, the Stockholders shall each execute and deliver to the Company a certificate in the form of Exhibit C attached hereto and incorporated herein by reference.

         4. No Fiduciary Obligations. Except to the extent expressly set forth in this Agreement, none of the parties hereto shall be liable solely by virtue of this Agreement to any of the other parties hereto on the basis of any fiduciary or other similar relationship of special trust and confidence, and the parties hereto expressly intend that no such relationship shall arise solely by virtue of this Agreement.

         5.       Arbitration.

                  5.1 Arbitration Process. All disputes, controversies or claims arising out of or relating to this Agreement shall be resolved by agreement among the parties, or, if notice is given by any of the parties as provided below and the matter is not otherwise resolved as set forth in Section 3.4 hereof, by resort to arbitration in accordance with Title 9 of the United States Code (the United States Arbitration
Act) and the Commercial Arbitration Rules, as amended from time to time (the "Rules") by the American Arbitration Association and the following provisions; provided, however, that the provisions of this Section shall prevail in the event of any conflict with such Rules. Within thirty days after the giving of notice by a party to the other parties of its desire to refer the matter in dispute to arbitration, the parties to the dispute agree that the matter shall be presented to a panel of three arbitrators to be selected from a list of potential arbitrators who are members of the Large, Complex Case Dispute Resolution Panel obtained for this purpose from the American Arbitration Association. Such selection of arbitrators shall be made in accordance with the Rules, except that any party may preempt the selection of an arbitrator who resides in California or Georgia. Any such arbitration proceeding shall be held at a location to be determined by the arbitrators. Any provisional remedy that would be available from a court of law shall be available from the arbitrator to the parties to this Agreement pending arbitration. The written decisions and conclusions of a majority of the arbitration panel with respect to the matters referred to them pursuant hereto shall be final and binding upon the parties to the dispute, and confirmation and enforcement thereof may be rendered thereon by any court having jurisdiction upon application of any person who is a party to the arbitration proceeding. The costs and expenses incurred in the course of such arbitration shall be borne by the party against whose favor the decisions and conclusions of the arbitration panel are rendered; provided, however, that if the arbitration panel determines that its decisions are not rendered wholly against the favor of one party or the other, the arbitration panel shall be authorized to apportion such costs and expenses in the manner that it deems fair and just in light of the merits of the dispute and its resolution.

                  5.2 Awards. The arbitration panel shall have no power or authority under this Agreement or otherwise to award or provide for the award of punitive or (with respect to this Agreement only) consequential damages against any party and (except as set forth in the sentence of Section 5.1 hereof) the sole monetary award to be made by the arbitrators under this Agreement shall be with respect to the determination of the appropriate amount of any Earn Out Payment (including, without limitation, any interest accrual with respect to any awarded Earn Out Payments) affected by such dispute.

         6.       Miscellaneous Provisions.

                  6.1 Modification. This Agreement may not be changed or modified except in writing specifically referring to this Agreement and signed by all of the parties to this Agreement.

                  6.2 Assignments; Successors and Assigns. This Agreement may not be assigned by the Company, the Seller or either of the Stockholders at any time. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives and estates.

                  6.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  6.4 Notices. All notices, requests, demands, claims or other communications hereunder will be in writing and shall be deemed duly given if personally delivered, sent by telefax, sent by recognized overnight delivery service which guaranties next business day delivery ("Overnight Delivery") or mailed by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as follows:

                           If to the Company:

                                The Profit Recovery Group International I, Inc. 2300 Windy Ridge Parkway
                                Suite 100 North
                                Atlanta, GA 30339-8426
                                Attn:  Clinton McKellar, Jr.
                                       Senior Vice President and General Counsel
                                Telefax: (770) 779-3034

                           With a copy to:

                                 The Profit Recovery Group International I, Inc. 2300 Windy Ridge Parkway
                                 Suite 100 North
                                 Atlanta, GA 30339-8426
                                 Attn: Donald E. Ellis, Jr.
                                 Chief Financial Officer
                                 Telefax: (770) 779-3042

                           And with a copy to:

                                 Arnall Golden & Gregory, LLP
                                 2800 One Atlantic Center
                                 1201 W. Peachtree Street
                                 Atlanta, GA 30309-3400
                                 Attn:  Jonathan Golden
                                 Telefax: (404) 873-8701

                           If to Seller or Loder:

                                    Loder, Drew & Associates, Inc.
                                    31831 Camino Capistrano
                                    Suite 200
                                    San Juan Capistrano, CA 92675
                                    Attn: Ronald K. Loder
                                    Telefax:  (949) 487-0125

                           With a copy to:

                                    Skadden, Arps, Slate, Meagher & Flom LLP
                                    300 South Grand Avenue
                                    Suite 3400
                                    Los Angeles, CA  90071-3144
                                    Attn:  Joseph J. Giunta, Esq.
                                    Telefax: (213) 687-5600

                           If to Byrne:

                                    Loder, Drew & Associates, Inc.
                                    31831 Camino Capistrano
                                    Suite 200
                                    San Juan Capistrano, CA 92675
                                    Attn: H. Richard Byrne
                                    Telefax:  (949) 487-0125

                           With a copy to:

                                    Skadden, Arps, Slate, Meagher & Flom LLP
                                    300 South Grand Avenue
                                    Suite 3400
                                    Los Angeles, CA  90071-3144
                                    Attn:  Joseph J. Giunta, Esq.
                                    Telefax: (213) 687-5600

or at such other address as any party hereto notifies the other parties hereof in writing. The parties hereto agree that notices or other communications that are sent in accordance herewith (1) by personal delivery or telefax, will be deemed to be received on the day sent or on the first business day thereafter if not sent on a business day, (2) by Overnight Delivery, will be deemed received on the first business day immediately following the date sent, and (3) by US mail, will be deemed received three business days following the date sent. For purposes of this

Agreement, a "business day" is a day on which the Company is open for business and shall not include a Saturday, Sunday or legal holiday. Notwithstanding anything to the contrary in this Agreement, no action shall be required of the parties hereto except on a business day and in the event an action is required on a day which is not a business day, such action shall be required to be performed on the next succeeding day which is a business day.

                  6.5 Set Off. As provided in the Purchase Agreement, amounts payable by the Company under this Agreement are subject to set off in full or partial satisfaction of amounts payable to the Company under the Purchase Agreement.

                  6.6 Entire Agreement. This Agreement, together with the Exhibits attached hereto, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes any and all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

                  6.7 Governing Law. Except as otherwise expressly provided herein, this Agreement shall governed by and construed under the laws of the State of Georgia.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                      COMPANY:

                                      THE PROFIT RECOVERY GROUP
                                      INTERNATIONAL I, INC.


                                      By:
                                          -------------------------------------
                                      Name:
                                          -------------------------------------
                                      Its:
                                          -------------------------------------



                                      SELLER:

                                      LODER, DREW & ASSOCIATES, INC.


                                      By:
                                          -------------------------------------
                                      Name:
                                          -------------------------------------
                                      Its:
                                          -------------------------------------

                    [Signatures Continued on Following Page]

                                                     STOCKHOLDERS:


                                                     --------------------------
                                                     RONALD K. LODER



                                                     --------------------------
                                                     H. RICHARD BYRNE

                                    EXHIBIT A

                           MEMORANDUM OF UNDERSTANDING


         In connection with that certain Earn Out Agreement (the "Agreement") among The Profit Recovery Group International I, Inc., a Georgia corporation (the "Company"), Loder, Drew & Associates, Inc., a California corporation ("Seller"), and the Stockholders identified therein, PRG, the Division and the Stockholders agree as follows:

         1. Defined Terms. In addition to terms defined in the Agreement, the following terms shall have the following meanings for purposes of this Memorandum of Understanding:

         "ANCILLARY SERVICES" shall mean Audit Activities by PRG within any Markets related to lease compliance audits, telecommunications, utilities, and air, ground and ocean freight.

         "EXISTING BUSINESS" shall mean (a) with respect to the Division, (i) the existing Clients of the Division in Retail/Wholesale, Healthcare and Government Markets, and (ii) any Audit Activities of the Division resulting from those firm written proposals containing pricing information delivered prior to July 1, 1998 to prospective Clients in the Retail/Wholesale, Healthcare and Government Markets, but only to the extent any such existing Clients and such proposals are scheduled on Exhibit A-1, attached hereto and incorporated herein by reference, and such proposals are accepted by October 30, 1998; and (b) with respect to PRG, (i) the existing Clients of PRG in Industrial, Healthcare and Government Markets, and (ii) any Audit Activities of PRG resulting from those firm written proposals containing pricing information delivered prior to July 1, 1998 to prospective Clients in the Industrial, Healthcare and Government Markets, but only to the extent such existing Clients and proposals are scheduled on Exhibit A-2 attached hereto and incorporated herein by reference, and such proposals are accepted by October 30, 1998. Existing Business shall also include the renewal of contracts with any Clients otherwise included within Existing Business provided such renewal occurs within one year following the completion of any Audit Activities with respect to such Client.

         "GOVERNMENT" shall mean clients or prospective clients which are a part of the Federal or state governments of the United States of America.

         "HEALTHCARE" shall mean Clients or prospective Clients which are primarily engaged in the business of providing or administering patient or healthcare services.

         "INDUSTRIAL" shall mean Clients or prospective Clients (other than food service distributors) which are primarily engaged in manufacturing, transportation, utility, telecommunication, consumer products, business and professional services, financial services or restaurant operations or the distribution of products to companies primarily engaged in such operations.

         "MAINTENANCE" shall mean the rendering of services with respect to Existing Business. Maintenance shall explicitly exclude any selling and marketing efforts and any other activities to generate new business, except for
(i) normal and customary selling and marketing efforts associated with (A) the follow-up of proposals included within the definition of Existing Business and
(B) seeking to provide additional Audit Activities to existing Clients within each parties' respective Existing Business, and (ii) the performance of Audit Activities with respect to Existing Business. Notwithstanding the foregoing, Maintenance with respect to PRG shall include Ancillary Services.

         "MANUFACTURING DIVISION" shall mean the operations of PRG in Industrial Markets existing during Fiscal Year 1998, subject to the restrictions set forth in this Agreement.

         "MARKETS" shall mean the worldwide markets for the businesses of PRG and the Division such as without limitation, the Government, Healthcare, Industrial and Retail/Wholesale markets.

         "OPERATING PROFIT ADJUSTMENT" is defined in paragraph 3.2 of this Memorandum of Understanding.

         "PRG" shall mean the Company and its affiliates exclusive of the Division.

         "PROTECTED CLIENTS" shall mean (a) with respect to the Division, those Clients or prospective Clients of the Division listed as "Protected Clients" on Exhibit A-1 hereof and (b) with respect to PRG, those Clients or prospective Clients of PRG listed as "Protected Clients" on Exhibit A-2 hereof.

         "RETAIL/WHOLESALE" shall mean Clients or prospective Clients which are primarily engaged in the sale of goods (other than distributors to Industrial Markets) whether at the retail or wholesale levels including, by way of illustration but not limitation, department stores, specialty stores, wholesale supply, discount stores, drug stores and suppliers, drug wholesalers and distributors (excluding affiliated pharmaceutical operations which shall be deemed to be in Industrial Markets) and grocery stores and food suppliers (other than restaurants).

         2. Retail/Wholesale. Except for activities of the Division limited to Maintenance in the Retail/Wholesale Markets, PRG shall have sole and exclusive rights as between the Division and PRG to exploit the Retail/Wholesale Markets.

                                    [      ] - Confidential Treatment Requested




         3.       Industrial.

                  3.1 Except for activities of PRG limited to Maintenance in Industrial Markets during the First Earn Out Period, the Division shall have sole and exclusive rights as between the Division and PRG to exploit the Industrial Markets.

                  3.2 The total revenues of PRG's Manufacturing Division during Fiscal Year 1998 (the "Revenues") shall adjust certain performance objectives of the Division for the Second Earn Out Period. The product (the "Operating Profit Adjustment") of (A) 80% of such Revenues multiplied by (B) 30% shall be added to $[ ] to establish the "Second Break Point," and the "First Break Point" shall be an amount equal to 80% of the Second Break Point.

                  3.3 Beginning January 1, 1999, the Division shall have sole and exclusive responsibility with respect to Industrial Markets including, without limitation, the management of PRG's Manufacturing Division; provided, that, PRG may continue to provide Ancillary Services with respect to the Industrial Markets. For such purposes, upon reasonable advance notice to PRG, PRG shall exercise its commercially reasonable efforts to make available to the Division on an as-needed basis the services of a reasonable number of auditing personnel employed and selected by PRG to work in PRG's Manufacturing Division. Subject to the terms of this Section 3.3, the Division shall remain responsible for the expense of such auditing personnel for a reasonable period of time following notice from the Division to PRG that such personnel are no longer required by the Division. The Division's Pro Forma Income Statement and related Operating Profit shall be adjusted by (i) including as an operating expense of the Division the expenses incurred for each such auditor so used by the Division and for sales personnel based upon the Division's expenses for comparable auditing and sales personnel of the Division, and (ii) excluding as an operating expense of the Division the other direct operating and selling, general and administrative expenses incurred in connection with PRG's Manufacturing Division.

         4. Healthcare Markets. Neither PRG nor the Division shall interfere with the Existing Business of the other party in the Healthcare Market. Except for the respective Existing Business of PRG and the Division in the Healthcare Market, PRG and the Division shall not be restricted from competing with one another in the operation of their respective businesses in the Healthcare Market. PRG and the Division each agree to take reasonable precautions to protect against the disclosure to their respective selling and marketing staffs of the terms of proposals (including, without limitation, products and services to be provided, pricing data and other pricing information) made by the other to potential Clients within the Healthcare Market, except to the extent such information is otherwise generally known or available to the public. Neither PRG nor the Division shall disparage the other in connection with such competitive activities or otherwise.

         5.       Government Markets.

                  5.1 Neither PRG nor the Division shall interfere with the Existing Business of the other party in the federal Government Market. Except for the Existing Business of PRG and the Division in the federal Government Market, PRG and the Division shall not be restricted from competing with one another in the operation of their respective businesses in the federal Government Market; provided, that, each party shall comply with all laws, regulations and contractual restrictions imposed by third parties in so competing. The Division shall provide to the President a copy of any proposal to be made by the Division to the federal Government prior to the issuance of any such proposal in order to conduct a compliance review to ensure that such proposal would not result in a violation of any such laws, regulations or restrictions; provided, that, no action taken by the Company under the foregoing sentence shall be deemed to create any liability of the Company or eliminate any expenses of the Division otherwise resulting from a violation of any such laws, regulations or restrictions. PRG and the Division each agree to take reasonable precautions to protect against the disclosure to their respective selling and marketing staff the terms of proposals (including, without limitation, products and services to be provided, pricing data and other pricing information) made by the other to potential Clients within federal Government Markets, except to the extent such information is otherwise generally known or available to the public. Neither PRG nor the Division shall disparage the other in connection with such competitive activities or otherwise.

                  5.2 Except for activities of PRG limited to Maintenance in state Government Markets, the Division shall have sole and exclusive rights as between the Division and PRG to exploit the state Government Markets.

         6. International Markets. Subject to the limitations set forth in this Memorandum of Understanding relative to the agreement of the Division not to compete with certain business of PRG, the Division may in its sole discretion use the staff (other than the auditing staff and training staff) and facilities of PRG located outside the United States to develop new business and provide services. In the event the Division elects to so use such staff or facilities of PRG, an amount equal to 20% (the "Overhead Charge") of the revenues (other than revenues of the Division from the Division's Existing Business) thereafter accruing from the country being serviced by such staff or facilities of PRG shall be treated as an operating expense of the Division for purposes of the calculation of Operating Profits. To the extent PRG and the Division agree in their respective sole discretion to make available to the Division the services of only a limited portion of the staff and facilities of PRG located outside the United States, PRG and the Division may in their respective sole discretion agree in writing on a lower Overhead Charge.

         7. Referrals. In the event that (a) the Division refers to PRG new business in the Markets of lease compliance audits, telecommunications or utilities from Clients of the Division for which the Division is then conducting Audit Activities and (b) PRG in its sole discretion accepts such business resulting from such referrals, then the Operating Profit of the Division shall be adjusted to increase the Division's income by 20% of the revenue resulting from such new business referred to PRG. PRG may in its sole discretion also receive referrals from the Division in the area of freight, but the Division shall make no such referrals unless it has first qualified the referral with PRG in advance. PRG may in its sole discretion prospectively terminate the referral arrangements set forth in this paragraph at any time in its discretion; however, such termination shall not eliminate the adjustments to income of the Division for revenue resulting from such referral business.

         8. Ancillary Services. Notwithstanding anything to the contrary contained in this Memorandum of Understanding, PRG may (and the Division may not) provide Ancillary Services within any Market at any time without restriction by reason of this Memorandum of Understanding.

         9. Protected Clients. Notwithstanding anything to the contrary contained in Paragraphs 2, 3, 4 and 5 of this Memorandum of Understanding, (a) PRG shall not provide any Audit Activities (other than providing Ancillary Services) to any Protected Clients of the Division and (b) the Division shall not provide any Audit Activities to any Protected Clients of PRG.

         10. Agreement on Division Expenditures. For so long as a Remedy Event shall not have occurred, subject to the terms and provisions of the Agreement, (a) the Stockholders shall have authority to incur such operating expenses of the Division as they deem necessary and appropriate to improve operating results, and (b) the Stockholders shall have authority to make such capital expenditures on behalf of the Division as they deem necessary and appropriate to improve operating results, except that the Stockholders shall obtain the prior written approval of the CEO or President (which approval shall not be unreasonably withheld) prior to incurring any capital expenditures in excess of $250,000 in the First Earn Out Period or in excess of $750,000 in the Second Earn Out Period.

         11. Quarterly Reconciliations. The parties agree to have the appropriate representatives of the Division and PRG knowledgeable about such matters meet during the Earn Out Periods on a quarterly basis to endeavor in good faith to reconcile any and all period-to-date adjustments to Operating Profit which are required to be made by the Agreement (including, without limitation, this Memorandum of Understanding) to facilitate the completion of the Pro Forma Income Statement at the end of each Earn Out Period. To the extent that the Stockholders and PRG agree in writing on such period-to-date adjustments to Operating Profit, such parties shall be estopped from asserting any claims at variance to such agreement.

                                      [     ] - Confidential Treatment Requested




                                   EXHIBIT A-1




EXISTING CLIENTS*                       FIRM PROPOSALS OUTSTANDING*

RETAIL/WHOLESALE:                       RETAIL/WHOLESALE:




[      ]                                [      ]




HEALTHCARE:                             HEALTHCARE




[      ]                                [      ]




FEDERAL GOVERNMENT MARKETS**:           FEDERAL GOVERNMENET MARKET**:




[      ]                                [      ]



*        EXISTING CLIENTS INCLUDE BUT MAY NOT BE LIMITED TO THOSE LISTED
         ABOVE

** THE DIVISION SHALL HAVE EXCLUSIVE RIGHTS TO EXPLOIT THE STATE GOVERNMENT MARKETS

                                      [     ] - Confidential Treatment Requested




                                   EXHIBIT A-2

             EXHIBIT TO EARN OUT AGREEMENT DATED AS OF JULY 1, 1998
           BETWEEN THE PROFIT RECOVERY GROUP INTERNATIONAL I, INC. AND
      LODER, DREW & ASSOCIATES, INC., RONALD D. LODER AND H. RICHARD BYRNE


I.       EXISTING CLIENTS

         A.       UNITED STATES (NON-RETAIL)

                  - HEALTHCARE

[      ]

                                      [     ] - Confidential Treatment Requested




[      ]

                                      [     ] - Confidential Treatment Requested




[      ]

                                      [     ] - Confidential Treatment Requested




[      ]

                                      [     ] - Confidential Treatment Requested




[      ]

                                      [     ] - Confidential Treatment Requested




[      ]

                                      [     ] - Confidential Treatment Requested




[      ]



                  - INDUSTRY

[      ]

                                      [     ] - Confidential Treatment Requested




[      ]



                  - GOVERNMENT

[      ]


         B.       AUSTRALIA (NON-RETAIL)

[      ]


         C.       BRAZIL (NON-RETAIL)

[      ]


         D.       CANADA (NON-RETAIL)

[      ]

                                      [     ] - Confidential Treatment Requested




[      ]


         E.       NEW ZEALAND (NON-RETAIL)

[      ]


         F.       SINGAPORE (NON-RETAIL)

[      ]


         G.       UNITED KINGDON (NON-RETAIL)

[      ]


II.      PROPOSALS

         A.       UNITED STATES (NON-RETAIL)

                  - HEALTHCARE

[      ]


         B.       FRANCE (NON-RETAIL)

[      ]

                                      [     ] - Confidential Treatment Requested




[      ]


         C.       GERMANY (NON-RETAIL)

[      ]


         D.       MEXICO (NON-RETAIL)

[      ]


III.     PROTECTED CLIENTS

         A.       UNITED STATES (NON-RETAIL)

                  - DRUG WHOLESALERS

[      ]

                                      [     ] - Confidential Treatment Requested




GOVERNMENT*

[      ]


* ALTHOUGH SUCH CLIENTS ARE AND SHALL REMAIN A PROTECTED CLIENT OF PRG, SUBJECT TO OBTAINING THE PRIOR APPROVAL OF THE CHAIRMAN OF PRG, THE DIVISION MAY MAKE A PROPOSAL TO OR OTHERWISE SOLICIT SUCH CLIENT.

                                      [     ] - Confidential Treatment Requested




                                    EXHIBIT B

                               REMEDY EVENT PROFIT

===============================================================================
PERIOD                                       REMEDY EVENT PROFIT

-------------------------------------------------------------------------------
3RD QUARTER, 1998                            $[  ]
4TH QUARTER, 1998                            $[  ]
FIRST EARN OUT PERIOD                        $[  ]

-------------------------------------------------------------------------------
QUARTER ENDED MARCH 31, 1999                 $[  ]
SIX MONTHS ENDED JUNE 30, 1999               $[  ]
NINE MONTHS ENDED SEPTEMBER 30, 1999         $[  ]
===============================================================================

                                    EXHIBIT C

                                   CERTIFICATE


         With reference to that certain Earn Out Agreement (the "Agreement") dated as of ________________, 1998, among The Profit Recovery Group International I, Inc., a Georgia corporation (the "Company"), Loder, Drew & Associates, Inc., a California corporation ("Seller"), and the Stockholders identified therein, the undersigned hereby certifies to the Company and PRGX as follows:

         1. Except as otherwise defined herein, initially capitalized terms used in this Certificate are used with the same meaning ascribed to such terms in the Agreement.

         2. The undersigned issues in this Certificate in his capacity as the ______________ of Seller and as one of the Stockholders referred to in the Agreement.

         3. This Certificate is executed and delivered by the undersigned in accordance with Section 3.5 of the Agreement with respect to the Earn Out Period ended December 31, 199_ (the "Subject Earn Out Period").

         4. The undersigned acknowledges that he is aware that expenses (including, without limitation, compensation expenses to existing or former employees of the Division) directly or indirectly incurred by the Seller, Stockholders or the Division may be, under United States generally accepted accounting principles as currently in effect ("GAAP"), recorded as an expense of the Company on the Company's or PRGX's Consolidated Statement of Operations and therefore reduce the Company's profits. Such reduction of the Company's profit may have a multiplier impact on the market price of shares of PRGX common stock based on the price/earnings ratio for the PRGX common stock. In addition, the undersigned acknowledges that he is aware that any payment made by or at the direction of the undersigned to existing or former employees of the Division may, under GAAP, be so recorded as an expense of the Company regardless of the fact that such payment may not be made directly by the Company or the Division.

         5. The undersigned has not made and shall not make any payment, grant, award or other transfer of property, or direct, authorize or permit any other person (including, without limitation, Seller) to make any payment, grant, award, or other transfer of property either on the undersigned's or Seller's behalf or otherwise in the nature of incentive compensation to any current or former employee of the Division or Seller (except normal periodic payroll expenses) without obtaining the prior written approval of the President. The Company may, without limitation, condition such approval on the receipt of written advice to PRGX of the Accountants that such payment, grant, award or other transfer of property would not be recorded as an expense of the Company.

         6. The undersigned acknowledges that a breach of the representations set forth in this Certificate would directly result in damages of the nature described in paragraph 4 of this Certificate and, without limiting other remedies as may be available to the Company, the Company may (a) seek to recover any and all damages which the Company is able to prove as having been suffered by the Company by reason of such breach of representation and (b) reduce or recover any Earn Out Payments attributable to any expenses incurred in connection with any breach of the representations set forth in this Certificate.


         IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate on the ____ day of _________________, _____.



                                          -------------------------------------
                                                                 , individually
                                          -----------------------
                                          and as the                  of Seller
                                                    ------------------

                                                                     EXHIBIT "D"

                                    OPENING

                                   BALANCE SHEET       RETAINED BY         OPENING
                                     30-JUN-98           LDA, INC.      BALANCE SHEET       NOTES
                                 -----------------------------------------------------------------
ASSETS
CURRENT ASSETS
MERRILL-LYNCH CHECKING GENERAL    $   4,292,309.99  $             --  $             --
ROYAL BANK CANADA                 $      75,125.63
BARCLAYS BANK UK                  $      48,012.20
SWISS BANK CORP SWITZERLAND       $       1,814.82
MERRILL-LYNCH DIRECT DEP.         $      22,718.54
                                  ----------------------------------------------------
   TOTAL CASH                     $   4,439,981.18  $  (3,939,981.18) $     500,000.00         A
                                  ====================================================

ACCOUNTS RECEIVABLE               $   1,842,987.95                    $   1,842,987.95
ALLOWANCE FOR SALES WRITE-OFFS    $     (96,423.73)                   $     (96,423.73)        B
OTHER RECEIVABLE                  $      24,998.24  $     (24,998.24) $             --         C
DELTA TRAVEL ACCOUNT              $      44,205.32  $     (44,205.32) $      34,363.79         D
EMPLOYEE ADVANCES                 $      51,555.43  $     (17,191.64) $             --         E
SHAREHOLDER ADVANCES              $     492,646.22  $    (492,646.22) $             --         E
                                  ----------------------------------------------------
TOTAL CURRENT ASSETS              $   6,799,950.61  $  (4,519,022.60) $   2,280,928.01
                                  ====================================================


PROPERTY AND EQUIPMENT
FURNITURE AND FIXTURES            $     184,628.02  $             --  $     184,628.02
COMPUTERS AND EQUIPMENT           $     910,542.42                    $     910,524.42
ACCUM. DEPRECIATION-FURNITURE     $     (71,358.84)                   $     (71,358.84)
ACCUM. DEPRECIATION-COMPUTERS     $    (518,891.00)                   $    (518,891.00)
                                  ----------------------------------------------------
TOTAL PROPERTY AND EQUIPMENT      $     504,902.60  $             --  $     504,902.60
                                  ====================================================

OTHER ASSETS
PREPAIDS                          $             --  $             --  $             --
EMPLOYEE DRAW                     $      95,901.01                    $      95,901.01
DEPOSITS                          $      25,682.58                    $      25,682.58
INVESTMENTS                       $      32,500.00  $     (32,500.00) $             --         F
                                  ----------------------------------------------------
TOTAL OTHER ASSETS                $     154,083.59  $     (32,500.00) $     121,583.59
                                  ====================================================

TOTAL ASSETS                      $   7,458,936.80  $  (4,551,522.60) $   2,907,414.20
                                  ====================================================

NOTE A:  CASH IN EXCESS OF $500, ADJUSTED FOR JULY RESULTS, RETAINED BY LDA,
         INC.
NOTE B: INCREASED BAD DEBT RESERVE IN RESPONSE TO DUE DILIGENCE FEEDBACK NOTE C: SHAREHOLDER RELATED TAX RECEIVABLE RETAINED BY LDA, INC.
NOTE D:  CASH EQUIVALENT IN EXCESS OF $500,000; RETAINED BY LDA, INC.
NOTE E:  ADVANCES UNRELATED TO THE BUSINESS RETAINED BY LDA, INC.
NOTE F:  NON-AUDIT RELATED INVESTMENT RETAINED BY LDA, INC.

                                    OPENING

                                   BALANCE SHEET        RETAINED BY        OPENING
                                     30-JUN-98            LDA, INC.      BALANCE SHEET       NOTES
                                 -----------------------------------------------------------------
LIABILITIES AND CAPITAL

CURRENT LIABILITIES
ACCOUNTS PAYABLE                  $     295,656.90  $     (37,777.00) $     257,879.90         G
ACCRUED COMMISSION - LDA, INC.    $     884,910.44  $    (884,910.44) $             --         H
ACCRUED COMMISSION/PAYROLL        $     790,136.71                    $     790,136.71
ACCRUED EXPENSES                  $   3,697,147.22  $  (3,460,347.51) $     236,799.71         I
OTHER PAYROLL TAXES               $       1,968.07                    $       1,968.07
PAYROLL CLEARING                  $         260.06                    $         260.06
125 LIABILITY                     $      (1,593.42)                   $      (1,593.42)
                                  ----------------------------------------------------
TOTAL CURRENT LIABILITIES         $   5,668,485.98  $  (4,363,034.95) $   1,285,451.03
                                  ====================================================

                                  ----------------------------------------------------
TOTAL LIABILITIES                 $   5,668,485.98  $  (4,363,034.95) $   1,285,451.03
                                  ====================================================

CAPITAL
SECURITIES VALUATION ALLOWANCE    $    (123,508.00)
COMMON STOCK                      $   1,201,180.00
RETAINED EARNINGS                 $   1,083,067.47
NOTE RECEIVABLE OFFICER           $    (400,000.00)
NET INCOME                        $      30,055.42
EGOL                              $        (344.07)
                                  ----------------
TOTAL CAPITAL                     $   1,790,450.82
                                  ================

TOTAL LIABILITIES & CAPITAL       $   7,458,936.80
                                  ================

NOTE G:  FRANCHISE TAXES PAYABLE RETAINED BY LDA, INC.
NOTE H:  COMMISSIONS PAYABLE ON COLLECTIONS PRIOR TO JUNE 30, RETAINED BY LDA,
         INC.
NOTE I:  ACCRUED SPECIAL BONUS PAYMENTS RETAINED BY LDA, INC.